UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VeriSign, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VeriSign, Inc.

487 East Middlefield Road

Mountain View, California 94043-4047

July 27, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of VeriSign, Inc. to be held at our corporate offices located at 487 East Middlefield Road, Mountain View, California on Thursday, August 30, 2007 at 10:00 a.m., Pacific Time.

The matters expected to be acted upon at the Meeting are described in detail in the following Notice of the 2007 Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of VeriSign by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. A PROXY MAY ALSO BE COMPLETED ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE PROXY CARD AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE ATTACHED PROXY STATEMENT. Returning the Proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.

We look forward to seeing you at our 2007 Annual Meeting of Stockholders.

Sincerely,

/s/ William A. Roper, Jr.
William A. Roper, Jr.
President and Chief Executive Officer

VERISIGN, INC.

487 East Middlefield Road

Mountain View, California 94043-4047

Notice of the 2007 Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of VeriSign, Inc. will be held at our corporate offices located at 487 East Middlefield Road, Mountain View, California on Thursday, August 30, 2007 at 10:00 a.m., Pacific Time. The 2007 Annual Meeting of Stockholders is being held for the following purposes:

1. To elect three Class III directors of VeriSign, each to serve a one-year term (if Proposal No. 2 is approved) or a three-year term (if Proposal No. 2 is not approved), or until a successor has been elected and qualified or until the director’s earlier resignation or removal.

2. To approve a Fourth Amended and Restated Certificate of Incorporation to eliminate our classified board structure and provide for the annual election of directors.

3. To approve our 2007 Employee Stock Purchase Plan.

4. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on July 13, 2007 are entitled to notice of and to vote at the 2007 Annual Meeting of Stockholders or any adjournment thereof.

By Order of the Board of Directors,

/s/ Richard H. Goshorn
Richard H. Goshorn
Secretary

Mountain View, California

July 27, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE PROXY CARD AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE ATTACHED PROXY STATEMENT SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

VERISIGN, INC.

487 East Middlefield Road

Mountain View, California 94043-4047

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

July 27, 2007

The accompanying proxy is solicited on behalf of our Board of Directors for use at the 2007 Annual Meeting of Stockholders (the “Meeting”) to be held at our corporate offices located at 487 East Middlefield Road, Mountain View, California on Thursday, August 30, 2007 at 10:00 a.m., Pacific Time. Only holders of record of our common stock at the close of business on July 13, 2007, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 243,838,287 shares of common stock outstanding and entitled to vote. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees and the proposals set forth in this proxy statement. This proxy statement and the accompanying form of proxy will be first mailed to stockholders on or about July 27, 2007. Our Annual Report on Form 10-K for the year ended December 31, 2006 is enclosed with this proxy statement.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the record date.

Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposals

A majority of the outstanding shares of common stock must be present or represented by proxy at the meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the meeting. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

In the election of directors, the nominees receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors. Abstentions and broker non-votes have no effect for purposes of the election of directors, as only votes “for” are counted in determining which nominees have received the highest number of affirmative votes. Proposal No. 2 and Proposal No. 3 require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting, together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes could prevent approval of such proposals if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum. Proposal No. 4 requires the affirmative vote of a majority of our outstanding shares of common stock. As a result, abstentions and broker non-votes would have the effect of a vote "against" the proposal. If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

Expenses of Soliciting Proxies

VeriSign will pay the expenses of soliciting proxies to be voted at the Meeting. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph, or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	a written instrument delivered to VeriSign stating that the proxy is revoked;

•	a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting; or

•	attendance at the Meeting and voting in person.

Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee, and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Internet and Telephone Voting

If you hold shares of record as a registered shareholder, you can simplify your voting process and save the company expense by voting your shares by telephone at 1-866-540-5760 or on the Internet at http://www.proxyvoting.com/vrsn twenty-four hours a day, seven days a week. Telephone and Internet voting are available through 11:59 p.m. Eastern Time the day prior to the Meeting. More information regarding telephone and Internet voting is given on the proxy card. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Householding

VeriSign has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission (the “SEC”). Under this procedure, VeriSign is delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address and have the same last name, unless VeriSign has received contrary instructions from an affected stockholder. This procedure reduces VeriSign’s printing costs, mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards.

VeriSign will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call VeriSign’s Investor Relations Department at VeriSign, Inc., 487 East Middlefield Road, Mountain View, California 94043-4047, Attention: Investor Relations, telephone (866) 447-8776 (4IR-VRSN). You may also access VeriSign’s annual report and proxy statement on the Investor Relations section of VeriSign’s website at http://investor.verisign.com.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within thirty (30) days of receipt of the revocation of your consent.

Any stockholders of record who share the same address and currently receive multiple copies of VeriSign’s annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please contact VeriSign’s Investor Relations Department at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has affirmatively determined that each non-employee director is independent and that each director who serves on each of its committees is independent, as the term is defined by rules of The Nasdaq Stock Market and SEC.

Board and Committee Meetings

The Board of Directors met eight times and its committees collectively met eighteen times during 2006. No director during the last fiscal year attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served during 2006.

Board Members’ Attendance at Annual Meeting

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of the stockholders, we encourage directors to attend.

Nominating and Corporate Governance Committee

The Board of Directors has established a Nominating and Corporate Governance Committee to recruit, evaluate, and nominate candidates for appointment or election to serve as members of the Board of Directors, recommend nominees for committees of the Board of Directors, recommend corporate governance policies and periodically review and assess the adequacy of these policies, and review annually the performance of the Board of Directors. The Nominating and Corporate Governance Committee is currently composed of Messrs. Bidzos and Kriens, each of whom is an “independent director” under the rules of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating and Corporate Governance Committee’s charter is located on our website at http://investor.verisign.com/governance.cfm. The Nominating and Corporate Governance Committee met four times during 2006.

In carrying out its function to nominate candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers the performance and qualifications of each potential nominee or candidate, not only for their individual strengths but also for their contribution to the Board of Directors as a group.

The Nominating and Corporate Governance Committee considers candidates for director nominees proposed by directors, the chief executive officer and stockholders. The Nominating and Corporate Governance Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.

If you would like the Nominating and Corporate Governance Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Richard H. Goshorn, Secretary, VeriSign, Inc., 487 East Middlefield Road, Mountain View, California 94043-4047.

The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents and candidates nominated by stockholders, based on the same criteria.

Audit Committee

The Board of Directors has established an Audit Committee that has responsibility for oversight of our financial, accounting and reporting processes and our compliance with legal and regulatory requirements, the appointment, termination, compensation and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors’ audit work, reviewing and pre-approving any non-audit services that may be performed by the independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles. The Audit Committee is currently composed of Messrs. Chenevich, Moore, Mueller and Roach. Each member of the Audit Committee meets the independence criteria of The Nasdaq Stock Market and the SEC. Each Audit Committee member meets The Nasdaq Stock Market’s financial knowledge requirements, and the Board of Directors has determined that Mr. Mueller is “financially sophisticated,” as such term is defined in Rule 4350(d)(2)(A) of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The Nasdaq Stock Market. A copy of the Audit Committee charter is located on our website at http://investor.verisign.com/governance.cfm. The Audit Committee met nine times during 2006.

The Audit Committee’s review of the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, included a discussion of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP.

The Audit Committee reviewed and discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee also reviewed and discussed with KPMG LLP their annual written disclosures and letter on their independence from VeriSign and its management, as required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has also considered whether the non-audit services provided by KPMG LLP to VeriSign during 2006 are compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussions with management and KPMG LLP and review of the representations of management, and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in VeriSign’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Audit Committee Financial Expert

On May 29, 2007, we announced that the Board of Directors had appointed William A. Roper, Jr. as President and Chief Executive Officer of the Company. Prior to this appointment, Mr. Roper was a member of the Audit Committee and the “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. We are currently searching for a new director to fill this role.

Compensation Committee

The Board of Directors has established a Compensation Committee to approve the compensation and benefits for our executive officers, including the chief executive officer. The Compensation Committee also administers our stock purchase, equity incentive and stock option plans, makes grants to executive officers under such plans and makes recommendations to the Board of Directors regarding such matters. The Compensation Committee’s charter is located on our website at http://investor.verisign.com/governance.cfm. The Compensation Committee is currently composed of Ms. Guthrie and Messrs. Mueller and Simpson, each of whom is an “independent director” under the rules of The Nasdaq Stock Market, and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee met five times during 2006.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during 2006 were independent directors, and none of them were employees or former employees of VeriSign. No executive officer of VeriSign has served on the Compensation Committee of the board of directors of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of VeriSign during the 2006 fiscal year. Mr. Sclavos, our former President, Chief Executive Officer and Chairman of the Board of Directors, served on the board of directors of Juniper Networks during the 2006 fiscal year. Mr. Kriens, a member of the Board of Directors of VeriSign, is chief executive officer and chairman of the board of directors of Juniper Networks.

Communicating with the Board of Directors

Any stockholder who desires to contact the Board of Directors may do so electronically by sending an e-mail to the following address: bod@verisign.com. Alternatively, a stockholder may contact the Board of Directors by writing to: Board of Directors, VeriSign, Inc., 487 East Middlefield Road, Mountain View, California 94043-4047, Attention: Secretary. Communications received electronically or in writing are distributed to the Chairman of the Board or other members of the Board of Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Second Amended and Restated Bylaws currently authorize eleven directors. Our Board of Directors is currently composed of nine directors. The Bylaws divide the Board of Directors into three classes, Class I, Class II and Class III, with members of each class currently serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until their successors are duly elected and qualified or their earlier resignation or removal. If Proposal No. 2 is approved, our Board of Directors will no longer be classified, and all nominees will serve for a one-year term, rather than a three-year term. The Class III directors, Messrs. Bidzos, Chenevich and Simpson, will stand for election at this Meeting, the Class I directors, Messrs. Kriens and Roach, will stand for reelection at the 2008 annual meeting, and the Class II directors, Ms. Guthrie and Messrs. Moore, Mueller and Roper, will stand for reelection at the 2009 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director. Messrs. Bidzos, Chenevich and Simpson will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at this Meeting and voting on the election of directors. Should there be more than three nominees for election of Class III directors at this Meeting, the three nominees who receive the greatest number of votes cast in the election of directors will become the Class III directors at the conclusion of the tabulation of votes.

Directors/Nominees

The names of the nominees for election as Class III directors at this Meeting and of the incumbent Class I and Class II directors, and certain information about them, are included below.

Name	Age	Position
Nominees for election as Class III directors for a term expiring in 2008(1):
D. James Bidzos(2)	53	Vice Chairman of the Board
William L. Chenevich(3)	63	Director
Louis A. Simpson(4)	70	Director

Incumbent Class I directors with terms expiring in 2008:
Scott G. Kriens(2)	49	Director
John D. Roach(3)	63	Director

Incumbent Class II directors with terms expiring in 2009:
Michelle Guthrie(4)	41	Director
Roger H. Moore(3)	65	Director
Edward A. Mueller(3)(4)	59	Chairman of the Board
William A. Roper, Jr.	61	Chief Executive Officer, President and Director

(1)	Assumes that Proposal No. 2 is approved. If this proposal is not approved, the nominees shall have a term that expires in 2010.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation Committee.

D. James Bidzos has served as Vice Chairman of the Board of Directors since December 2001. He served as Chairman of the Board of Directors of VeriSign from April 1995 until December 2001. Mr. Bidzos served as Vice Chairman of RSA Security, an Internet identity and access management solution provider, from March 1999 to May 2002 and Executive Vice President from July 1996 to February 1999. Prior thereto, he served as President and Chief Executive Officer of RSA Data Security, Inc. from 1986 to February 1999.

William L. Chenevich has served as a director since April 1995. Mr. Chenevich has served as Vice Chairman of Technology and Operations for U.S. Bancorp, a financial holding company, since February 2001. He served as Vice Chairman of Technology and Operations Services of Firstar Corporation, a financial services company, from 1999 until its merger with U.S. Bancorp in February 2001. Prior thereto, he was Group Executive Vice President of VISA International, a financial services company, from 1994 to 1999. Mr. Chenevich holds a B.B.A. degree in Business from the City College of New York and a M.B.A. degree in Management from the City University of New York.

Louis A. Simpson has served as a director since May 2005. Since May 1993, he has served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, a passenger auto insurer. Mr. Simpson previously served as Vice Chairman of the Board of GEICO from 1985 to 1993. Mr. Simpson serves as a director of Science Applications International Corporation. Mr. Simpson holds a B.A. degree from Ohio Wesleyan University and a Masters degree in Economics from Princeton University.

Scott G. Kriens has served as a director since January 2001. Mr. Kriens has served as Chief Executive Officer and Chairman of the Board of Directors of Juniper Networks, a provider of Internet hardware and software systems, since October 1996. From April 1986 to January 1996, Mr. Kriens served as Vice President of Sales and Operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens serves as a director of Equinix, Inc. Mr. Kriens holds a B.A. in Economics from California State University, Hayward.

John D. Roach has served as a director since July 2007. Mr. Roach has served as Chairman of the Board of Directors and Chief Executive Officer of Stonegate International, a private investment and advisory services company, since October 2001. From November 2002 to January 2006, he served as Executive Chairman of Unidare U.S., a subsidiary of Unidare plc, a public Irish financial holding company and supplier of products to the welding, safety and industrial markets. From 1998 to 2001, he served as Founder and Chairman, President and Chief Executive Officer of Builders FirstSource, Inc., a distributor of building products. Prior to that, he was Chairman, President and Chief Executive Officer of Fibreboard Corporation, a building products company, from July 1991 to July 1997 when it was acquired by Owens Corning. Mr. Roach serves as a director of PMI Group, Inc. and URS Corporation. Mr. Roach holds a B.S. degree in Industrial Management from M.I.T. and a MBA degree from Stanford University.

Michelle Guthrie has served as a director since December 2005. From November 2003 to February 2007, she served as Chief Executive Officer of STAR, News Corporation’s Asian media and entertainment company. Ms. Guthrie previously served as STAR’s Executive Vice President from June 2003 and Senior Vice President from January 2001. Prior to joining STAR, Ms. Guthrie worked for FOXTEL in Australia and BSkyB and News International in the United Kingdom. Ms. Guthrie holds an Arts degree and a Law degree from the University of Sydney.

Roger H. Moore has served as a director since February 2002. Since June 2007, Mr. Moore has served as interim Chief Executive Officer of Arbinet-Thexchange, Inc., a provider of online trading services. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when VeriSign acquired Illuminet Holdings. Prior to Illuminet Holdings, Mr. Moore spent ten years with Nortel Networks in a variety of senior management positions including President of Nortel Japan. Mr. Moore serves as a director of Western Digital Corporation, Consolidated Communications Illinois Holdings, Inc., and Arbinet-Thexchange, Inc. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.

Edward A. Mueller has served as Chairman of the Board of Directors since May 2007. He served as a director since March 2005. He served as Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, from January 2003 to July 2006. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech, a telecommunications company, from 2000 to 2002; as President of SBC International Operations, a telecommunications company, from 1999 to 2000; and as President and Chief Executive Officer of Pacific Bell, a telecommunications company, from 1997 to 1999.

Mr. Mueller joined the SBC organization in 1968, and held other executive level positions in the company, including President and Chief Executive Officer of Southwestern Bell Telephone. Mr. Mueller serves as a director of The Clorox Company and GSC Acquisition Company. Mr. Mueller holds a B.S. degree in Civil Engineering from the University of Missouri and an Executive M.B.A. degree from Washington University.

William A. Roper, Jr. has served as President and Chief Executive Officer since May 2007 and has served as a director since November 2003. From April 2000 through May 2007, he served as Corporate Executive Vice President of Science Applications International Corporation (“SAIC”), a diversified technology services company, and has previously served as SAIC’s Senior Vice President from 1990 to 1999, Chief Financial Officer from 1990 to 2000, and Executive Vice President from 1999 to 2000. Mr. Roper holds a B.A. degree in Mathematics from the University of Mississippi and graduate degrees from Southwestern Graduate School of Banking at Southern Methodist University and Stanford University, Financial Management Program.

Non-Employee Director Compensation for Fiscal 2006

The following table sets forth a summary of compensation information for our non-employee directors for fiscal 2006.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2006

Non-Employee Director Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)		All Other Compensation(2)	Total
D. James Bidzos(3)	$53,500	$11,393	$77,283	(4)	$—	$142,176
William L. Chenevich(5)	63,500	11,393	77,283		3,302	155,478
Michelle Guthrie(6)	53,500	11,393	129,671		914	195,478
Scott G. Kriens(7)	51,500	11,393	88,348		—	151,241
Leonard J. Lauer(8)	28,750	—	63,159	(9)	2,324	94,233
Roger H. Moore(10)	43,500	11,393	86,789		—	141,682
Edward A. Mueller(11)	81,500	11,393	127,453		—	220,346
Gregory L. Reyes(12)	43,125	—	29,760	(13)	—	72,885
John D. Roach(14)	—	—	—		—	—
William A. Roper, Jr.(15)	118,500	11,393	98,278		10,316	238,487
Louis A. Simpson(16)	73,500	11,393	105,669		3,582	194,144

(1)	Stock Awards consist solely of restricted stock units. Amounts shown do not reflect compensation actually received by the respective non-employee director. Instead, the amounts shown are the compensation expenses recognized by VeriSign in 2006 for the applicable Stock Award or Option Award as determined pursuant to FAS 123R, disregarding forfeiture assumptions. These compensation costs reflect equity awards granted in 2006 and prior years. The grant date fair value for each Stock Award granted to non-employee directors in 2006 was $109,434. As of December 31, 2006, each non-employee director held outstanding stock awards of 6,100 restricted stock units, which if settled for shares of the Company’s common stock, will settle on a one-to-one basis into shares of the Company’s common stock following satisfaction of vesting. The grant date fair value for each Option Award granted to non-employee directors on January 3, 2006 to Mr. Kriens, February 13, 2006 to Mr. Moore and March 21, 2006 to Mr. Mueller was $103,125, $114,509 and $112,021, respectively. The grant date fair value for each Option Award granted to non-employee directors on June 12, 2006 to Ms. Guthrie and Messrs. Mueller and Simpson was $231,103. The grant date fair value for each Option Award granted to non-employee directors on August 1, 2006 was $153,257. The assumptions used to calculate the value of Option Awards are set forth under Note 13 of the Notes to Consolidated Financial Statements contained in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	Represents reimbursable expenses paid to the respective non-employee director.
(3)	As of December 31, 2006, Mr. Bidzos held outstanding options to purchase 103,850 shares of the Company’s common stock.
(4)	Mr. Bidzos holds certain stock options that are Affected Options. Effective December 31, 2006, Mr. Bidzos elected to adjust the exercise price of an Affected Option to purchase 3,125 shares of VeriSign common stock from $5.25 to $6.70, the exercise price of an Affected Option to purchase 6,250 shares of VeriSign common stock from $12.46 to $12.88, and the exercise price of an Affected Option to purchase 12,500 shares of VeriSign common stock from $25.79 to $25.99. In accordance with FAS 123R, there was no incremental fair value assigned to the Affected Options as a result of the election.
(5)	As of December 31, 2006, Mr. Chenevich held outstanding options to purchase 113,225 shares of the Company’s common stock.
(6)	As of December 31, 2006, Ms. Guthrie held outstanding options to purchase 67,600 shares of the Company’s common stock.
(7)	As of December 31, 2006, Mr. Kriens held outstanding options to purchase 105,100 shares of the Company’s common stock.
(8)	Mr. Lauer resigned as a director on July 31, 2006. As of December 31, 2006, Mr. Lauer held outstanding options to purchase 18,750 shares of the Company’s common stock.

(9)	Does not include an estimated compensation expense of $55,567 in stock option forfeitures related to service-based vesting conditions on these awards.
(10)	As of December 31, 2006, Mr. Moore held outstanding options to purchase 92,600 shares of the Company’s common stock.
(11)	As of December 31, 2006, Mr. Mueller held outstanding options to purchase 80,100 shares of the Company’s common stock.
(12)	Mr. Reyes resigned as a director on July 31, 2006. As of December 31, 2006, Mr. Reyes held outstanding options to purchase 67,968 shares of the Company’s common stock.
(13)	Does not include an estimated compensation expense of $29,640 in stock option forfeitures related to service-based vesting conditions on these awards.
(14)	Mr. Roach was elected to the Board of Directors effective July 19, 2007.
(15)	As of December 31, 2006, Mr. Roper held outstanding options to purchase 67,600 shares of the Company’s common stock. Mr. Roper served as Lead Independent Director from May 2005 until his appointment as CEO and President in May 2007.
(16)	As of December 31, 2006, Mr. Simpson held outstanding options to purchase 67,600 shares of the Company’s common stock.

Adjustments or Amendments to Exercise or Base Price of Stock Option Awards

Effective December 31, 2006, Mr. Bidzos elected to adjust the exercise price of his Affected Options to reflect the fair market value at the time the option was granted (as such measurement date is determined for financial reporting purposes). As adjusted, such options are no longer subject to the adverse tax consequences of Section 409A of the Internal Revenue Code.

The Company has not made a determination whether compensation will be paid in connection with this election.

Material Terms of Stock Options and Restricted Stock Unit Awards

Under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), stock options are granted at an exercise price not less than 100% of the fair market value of VeriSign’s common stock on the date of grant and have a term of not greater than 10 years from the date of grant. Stock options generally vest 25% on the first anniversary of the date of grant and ratably over the following 12 quarters. A restricted stock unit is an award covering a number of shares of VeriSign common stock that may be settled in cash or by issuance of those shares, which may consist of restricted stock. Restricted stock units will generally vest in four installments with 25% of the shares vesting on each anniversary of the date of grant over 4 years. The Compensation Committee of the Board of Directors, however, may authorize grants with different vesting schedule in the future. Upon a change-in-control of the Company, the vesting schedule for equity awards accelerates as to 100% of any shares that are then unvested for all non-employee directors.

Under the Company’s 1998 Directors Stock Option Plan (the “Directors Plan”), stock options are granted at an exercise price not less than 100% of the fair market value of VeriSign’s common stock on the date of grant and have a term of not greater than 10 years from the date of grant. Stock options generally vest 6.25% on each three-month anniversary of the date of grant. Upon a change-in-control of the Company, the vesting schedule for equity awards accelerates as to 100% of any shares that are then unvested for all non-employee directors.

Non-Employee Director Meeting Fees and Retainer Information

The following table sets forth details of our compensation and reimbursement policy and practices for our non-employee directors during fiscal 2006.

Annual retainer for all non-employee directors	$37,500
Additional annual retainer for the Lead Independent Director	$40,000
Additional annual retainer for Audit Committee members	$20,000
Additional annual retainer for Compensation Committee members	$20,000
Additional annual retainer for Nominating and Corporate Governance Committee members	$10,000
Additional annual retainer for Audit Committee Chairman	$10,000
Additional annual retainer for Compensation Committee Chairman	$10,000
Additional annual retainer for Nominating and Corporate Governance Committee Chairman	$5,000
Payment for each Special Board meeting attended	$2,000
Reimbursement for expenses attendant to Board membership	Yes

The Board of Directors Recommends a Vote “FOR” the Election of Each of the Nominated Directors.

PROPOSAL NO. 2

APPROVAL OF THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE VERISIGN’S CLASSIFIED BOARD STRUCTURE AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

We are asking stockholders to approve the Fourth Amended and Restated Certificate of Incorporation that will amend and restate certain provisions of our existing Third Amended and Restated Certificate of Incorporation, as amended (the “Third Restated Certificate”) in order to phase out the classification of the terms of our directors and to provide instead for the annual election of our directors (the “Fourth Restated Certificate”). Under the current classified board structure, our Board of Directors is divided into three classes, with each class serving three-year terms. If the Amendment is approved, commencing with the 2007 Annual Meeting of Stockholders, our directors will be elected to one-year terms of office after the current terms of the directors of each class expire at the 2007, 2008 and 2009 Annual Meetings of Stockholders. The Fourth Restated Certificate is attached as Appendix A.

The Fourth Restated Certificate is the product of our Board of Directors’ review of our corporate governance matters. The Board of Directors considered the advantages and disadvantages of maintaining a classified board structure, which was previously adopted by the Board of Directors and VeriSign’s stockholders. Earlier this year, after completing its review, the Board of Directors approved the phase out of the classified board structure, subject to the approval of the stockholders.

In determining whether the phase out of the classified board structure is in the best interests of VeriSign’s stockholders, the Board of Directors carefully considered arguments for maintaining, as well as for eliminating, the classified board structure. Several arguments support retention of a classified board structure. For instance, the overlapping three-year terms of directors promote continuity and stability of the Board of Directors by ensuring that, at any given time, two-thirds of the directors have at least one year’s experience on the Board of Directors. A director’s experience is important because of the unique demands of managing VeriSign, including the need to understand the complex nature of VeriSign’s business and the long-term business strategy. In addition, the Board of Directors believes that three-year terms strengthen director independence by lessening the threat that a director who refuses to act in conformity with the wishes of management (or other directors) will not be re-nominated for office. The classified board structure also reduces the likelihood of an unsolicited and disadvantageous takeover of control of VeriSign, which might cause our stockholders to receive less than an adequate price for their stock, because a potential acquirer cannot replace a majority of the directors at a single annual meeting. Since a potential acquirer cannot easily remove a majority of the directors in a classified board structure, the directors on such board may possess greater bargaining power to obtain the best price from a potential acquirer and are likely to have more time to search for superior alternatives.

The Board of Directors also considered the views of investors who believe that a classified board structure reduces the accountability of directors to stockholders because the directors do not face an annual election. Since director elections are the primary means by which the stockholders can affect corporate management, the classified board structure may diminish stockholder influence over a company’s policy. Furthermore, the classified board structure may negatively affect stockholder value by discouraging proxy contests in which stockholders have an opportunity to vote for an entire slate of competing nominees.

After weighing all of these considerations, the Board of Directors agreed and determined that the phase out of the classified board structure is advisable and in the best interests of VeriSign and our stockholders. Accordingly, the Board of Directors has approved the Fourth Restated Certificate (which is marked to show the changes from the Third Restated Certificate and provided in Appendix A) and recommends that the stockholders approve the Fourth Restated Certificate by voting in favor of this proposal.

If this proposal is approved by our stockholders, Part A of Section Six of the Third Restated Certificate will be amended to phase out the classification of the terms of our directors and to provide for the annual election of our directors commencing with the class of directors standing for election at the 2007 Annual Meeting of Stockholders. To ensure a smooth transition to the new declassified structure of the Board of Directors, and to permit the current directors to serve out the three-year terms to which the stockholders elected the directors, the Fourth Restated Certificate will not shorten the term of any director elected before the 2007 Annual Meeting of Stockholders. The new procedures would, however, apply to all directors elected at or after the 2007 Annual Meeting of Stockholders, including any current directors who are re-nominated after their current terms expire. Thus, the Class III directors, would, if re-nominated, also stand for election at the 2008 Annual Meeting for only one-year terms with the current Class I directors, who were elected at the 2005 Annual Meeting of Stockholders for three-year terms, and would, if re-nominated, stand for election for only one-year terms. At the Annual Meeting of Stockholders in 2009, the Class II directors, would, if re-nominated, stand for election at the 2009 Annual Meeting of Stockholders for only one-year terms with the Class I and Class III directors.

Part B of Section Six of the Third Restated Certificate also currently provides that directors elected to fill vacancies on the Board of Directors serve the remainder of the terms of the class to which their predecessors were elected. Consistent with the proposed amendment to Part A of Section Six of the Third Restated Certificate that phases out the classified board structure, Part B of Section Six would be amended to provide that directors elected to fill vacancies on the Board of Directors serve for the term of office to which they are elected expires.

If the proposed Fourth Restated Certificate is approved at this meeting by the stockholders, the phase out of the classified structure of the Board of Directors will become effective upon the filing of the Fourth Restated Certificate with the Secretary of State of the State of Delaware. VeriSign intends to file the Fourth Restated Certificate as soon as practicable once stockholder approval is obtained. If the Fourth Restated Certificate is not approved, our structure of the Board of Directors will remain classified, and Class III directors elected at this meeting would have a three-year term.

Vote Required

The affirmative vote of at least a majority of the outstanding shares of common stock is required for approval of this proposal.

The Board of Directors Recommends a Vote “FOR” Approval of the Fourth Amended and Restated Certificate of Incorporation.

PROPOSAL NO. 3

APPROVAL OF THE ADOPTION OF OUR 2007 EMPLOYEE STOCK PURCHASE PLAN

The following is a summary of the principal provisions of our 2007 Employee Stock Purchase Plan, or the Purchase Plan. This summary is qualified in its entirety by reference to the full text of the Purchase Plan which is attached as Appendix B.

Purchase Plan Background

In February 2007, the Board of Directors adopted our Purchase Plan, subject to approval by our stockholders. Each offering under the Purchase Plan will be for a period of 24 months and will consist of consecutive purchase periods of approximately six months in length. Offering periods begin on February 1 and August 1, with the first such offering period anticipated to commence on August 1, 2007 (assuming stockholders approve the Purchase Plan). Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the last day of each purchase period during the offering period using the contributions the participant has made for this purpose. The purchase price for the common stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the common stock on the first business day of the applicable offering period and on the last business day of the applicable purchase period. The Compensation Committee has the power to change the duration of offering periods and purchase periods. Our 1998 Employee Stock Purchase Plan is currently in effect, with the current offering period under that plan having commenced on August 1, 2006 and scheduled to end no later than July 31, 2008 (no other offering periods will commence under this plan).

Shares Subject to the Purchase Plan

The Board of Directors has reserved an aggregate of 6,000,000 shares of VeriSign common stock for issuance under the Purchase Plan.

Administration

The Compensation Committee, the members of which are appointed by the Board of Directors, administers the Purchase Plan. The Compensation Committee currently consists of Mr. Louis A. Simpson, Ms. Michelle Guthrie, and Mr. Edward A. Mueller, all of whom have no material relationships with the Company, its employees or its affiliates.

The Compensation Committee has the authority to construe and interpret any of the provisions of the Purchase Plan.

Eligibility

Employees generally are eligible to participate in the Purchase Plan if they are customarily employed by VeriSign or by a participating subsidiary for more than 20 hours per week. VeriSign or a participating subsidiary also must have employed the employee at least ten days prior to the beginning of the offering period. Eligible employees may select a rate of payroll deduction between 2% and 25% of their compensation and are subject to certain maximum purchase limitations.

As of June 30, 2007, approximately 4,000 employees, including all of our executive officers, were eligible to participate in the Purchase Plan.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•

Purchase rights may not be granted to any individual who owns stock, including stock purchasable under any outstanding purchase rights, possessing 5% or more of the total combined voting power or value of all classes of stock of VeriSign or any of its affiliates.

•

Purchase rights granted to a participant may not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each purchase right is granted.

•

If on a purchase date the fair market value of a share of our common stock is less than half of 85% of the fair market value of a share of our common stock on the offering date, then on such purchase date no participant may purchase more than the number of shares determined by dividing 85% of the fair market value of a share of our common stock on the offering date into 50% of such participant’s eligible compensation to be paid during the applicable offering period.

Termination of Purchase Rights

A purchase right will terminate upon the participant’s election to withdraw from the Purchase Plan. Any payroll deductions that the participant may have made with respect to the terminated purchase right will be refunded to the participant if the election to withdraw from the Purchase Plan is received by VeriSign at least 15 days prior to the end of an offering period. If the participant’s election to withdraw is received by VeriSign less than 15 days prior to the end of an offering period, the participant’s payroll deductions will be used to purchase shares on the purchase date and his/her participation will end at the beginning of the next purchase period or offering period. A participant’s election to withdraw from the Purchase Plan is irrevocable, and the participant may not rejoin the purchase period or offering period for which the terminated purchase right was granted.

A purchase right will also terminate upon the participant’s termination of employment. Any payroll deductions that the participant may have made during the purchase period in which the termination occurs will be refunded to the participant.

In addition, VeriSign has specifically reserved the right, exercisable in the sole discretion of the Board of Directors, to terminate the Purchase Plan, or any offering period thereunder, at any time.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the purchase.

Assignability

No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following the participant’s death. Each purchase right will, during the lifetime of the participant, be exercisable only by the participant.

Mergers, Consolidations and Change of Control

The Purchase Plan provides that, in the event of the proposed dissolution or liquidation of VeriSign, the offering period will terminate immediately prior to the consummation of the proposed action, provided that the Compensation Committee may, in its sole discretion, fix a different date for termination of the Purchase Plan and may give each participant the opportunity to purchase shares under the Purchase Plan prior to the termination.

The Purchase Plan provides that, in the event of certain “change-in-control” transactions, the Purchase Plan will continue for all offering periods that began prior to the transaction and shares will be purchased based on the fair market value of the surviving corporation’s stock on each purchase date.

Amendment of the Plan

The Board has the authority to amend, terminate or extend the term of the Purchase Plan, except that no action may adversely affect any outstanding options previously granted under the Purchase Plan and stockholder approval is required to increase the number of shares that may be issued or change the terms of eligibility under the Purchase Plan.

The Purchase Plan will terminate in 2017, on the tenth anniversary of the date of its adoption by our Board, unless terminated earlier under the terms of the Purchase Plan. The effect of termination is that no new offering periods will commence under the Purchase Plan, but outstanding offering periods will continue according to their terms.

Federal Tax Consequences

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under such a plan, no taxable income will be reportable by a participant, and no deductions will be allowable to VeriSign, as a result of the grant or exercise of the purchase rights issued under the Purchase Plan. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after commencement of the offering period during which those shares were purchased or within one year of the date of purchase, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. If the participant sells or disposes of the purchased shares more than two years after the commencement of the offering period in which those shares were purchased and more than one year from the date of purchase, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or 15% of the fair market value of the shares on the date of commencement of such offering period. Any additional gain upon the disposition will be taxed as a capital gain.

If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 15% of the fair market value of the shares on the date of commencement of the offering period during which those shares were purchased will constitute ordinary income in the year of death.

If the purchased shares are sold or otherwise disposed of within two years after commencement of the offering period during which those shares were purchased or within one year after the date of purchase, then VeriSign will be entitled to an income tax deduction in the year of sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. No deduction will be allowed in any other case.

New Benefits Under the Purchase Plan

Because awards to employees under the Purchase Plan are based on voluntary contributions in amounts determined by the participant, the benefits and amounts that will be received or allocated under the Purchase Plan are not determinable at this time. Therefore, we have not included a table reflecting such benefits or awards.

Based on their shareholdings as of June 30, 2007, (determined in accordance with Section 423 of the Code) all of our Named Executive Officers will be eligible to participate in our Purchase Plan, except Dana L. Evan who resigned from the Company on July 10, 2007, Stratton D. Sclavos who resigned from the Company on May 27, 2007 and Vernon L. Irvin who resigned from the Company on October 31, 2006. Only three of our Named Executive Officers participate in our 1998 Employee Stock Purchase Plan. None of our non-employee directors will be eligible to participate in the Purchase Plan.

The Board of Directors Recommends a Vote “FOR” Approval of the VeriSign 2007 Employee Stock Purchase Plan.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our financial statements for the year ending December 31, 2007, and our stockholders are being asked to ratify this selection. Representatives of KPMG LLP, expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Selection of KPMG LLP as VeriSign’s Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that VeriSign specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Audit Committee of the Board of Directors (the “Committee”) is composed of four non-management directors who meet the independence and experience requirements of The Nasdaq Stock Market. The Committee operates under a written charter adopted by the Board of Directors. The members of the Committee are Messrs. Mueller (Chairperson), Chenevich, Moore and Roach.

Management is responsible for the preparation, presentation and integrity of VeriSign’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of VeriSign’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Committee is responsible for oversight of our financial, accounting and reporting processes and our compliance with legal and regulatory requirements. The Committee is also responsible for the appointment, compensation and oversight of our independent registered public accounting firm, which includes reviewing the independent registered public accounting firm’s independence, reviewing and approving the planned scope of the annual audit, overseeing the independent auditors’ audit work, reviewing and pre-approving any non-audit services that may be performed by the independent auditors, reviewing with management and the independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles.

We have adopted a policy regarding rotation of the audit partners responsible for the audit of VeriSign’s financial statements. No audit partner (as defined under SEC rules) of the public accounting firm providing audit services to VeriSign shall have served as the lead or coordinating audit partner (having primary responsibility for the audit) or as the audit partner responsible for reviewing the audit for more than five consecutive fiscal years.

During 2006, at each of our meetings, we met with the senior members of VeriSign’s financial management team and our independent registered public accounting firm. We recommended to the Board of Directors that KPMG LLP be engaged as VeriSign’s independent registered public accounting firm and we reviewed with KPMG LLP the overall audit scope and plans. We met privately with KPMG LLP to discuss the results of the audit, evaluations by the auditors of VeriSign’s accounting and internal controls and quality of VeriSign’s financial reporting. The Committee met nine times during 2006.

Our review of the audited financial statements contained in VeriSign’s Annual Report on Form 10-K for the year ended December 31, 2006 included a discussion of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. Management represented to us that VeriSign’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and we have reviewed and discussed the consolidated financial statements with management and KPMG LLP.

We discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” We also discussed with KPMG LLP their annual written disclosures and letter on their independence from VeriSign and its management, as required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee has also considered whether the non-audit services provided by KPMG LLP to VeriSign during 2006 are compatible with maintaining the auditors’ independence.

Based upon our discussions with management and KPMG LLP and our review of the representations of management, and the report of KPMG LLP to the Committee, we recommended to the Board of Directors that the audited consolidated financial statements be included in VeriSign’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

This report is submitted by the Audit Committee

Edward A. Mueller (Chairperson)

William L. Chenevich

Roger H. Moore

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services provided by KPMG LLP.

	2006 Fees	2005 Fees(1)
Audit Fees (including quarterly reviews):
Integrated Audit	$3,835,709	$3,336,411
Stock Option Investigation	2,668,437	—

Consolidated Audit(2)	6,504,146	3,336,411
Statutory Audits	545,690	399,870
Consent on SEC filing	7,500	22,500

Total Audit Fees	7,057,336	3,758,781
Audit-Related Fees(3)	1,298,855	1,153,244
Tax Fees(4)	228,717	128,743
All Other Fees	—	—

Total Fees	$8,584,908	$5,040,768

(1)	The Audit Fees reported for fiscal 2005 have been updated from the amounts reported in our proxy statement for our 2006 Annual Meeting of Stockholders which contained an estimate of Total Fees of $4,961,589 as final fees were not available at the time of filing.
(2)	Consolidated audit fees for 2006 represent estimated billings as final billings are yet to be determined.
(3)	Audit-Related Fees consist principally of attestation of internal controls for service organizations under Statement on Accounting Standards No. 70 and Webtrust audits.
(4)	Tax Fees include foreign tax compliance and related tax matters.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 30, 2007 by:

•	each current stockholder who is known to own beneficially more than 5% of our common stock;

•	each current director;

•	each of the Named Executive Officers (see the “Summary Compensation Table for Fiscal 2006” in this proxy statement); and

•	all current directors and executive officers as a group.

The percentage ownership is based on 243,838,287 shares of common stock outstanding at June 30, 2007. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of June 30, 2007 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

BENEFICIAL OWNERSHIP TABLE

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)		Percent(1)
Greater Than 5% Stockholders
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	18,192,176	(2)	7.46%
Private Capital Management, L.P. 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	17,610,384	(3)	7.22
Eton Park Capital Management, L.P. 825 Third Avenue, 8th Floor New York, NY 10022	13,705,700	(4)	5.62

Directors and Named Executive Officers
Stratton D. Sclavos(5)	5,326,267		2.18%
Dana L. Evan(6)	860,311		*
Robert J. Korzeniewski(7)	632,580		*
Mark D. McLaughlin(8)	356,244		*
Scott G. Kriens(9)	164,051		*
D. James Bidzos(10)	142,800		*
William L. Chenevich(11)	103,112		*
Louis A. Simpson(12)	93,425		*
Roger H. Moore(13)	72,042		*
William A. Roper, Jr.(14)	57,332		*
Edward A. Mueller(15)	48,331		*
Michelle Guthrie(16)	24,675		*
John M. Donovan(17)	7,243		*
Vernon L. Irvin	—		—
All current directors and executive officers as a group (14 persons)(18)	2,190,488		*

*	Less than 1% of VeriSign’s outstanding common stock.

(1)	The percentages are calculated using 243,838,287 outstanding shares of the Company’s common stock on June 30, 2007 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, beneficial ownership information also includes shares subject to options exercisable within 60 days of June 30, 2007.
(2)	Based on Schedule 13G/A filed on February 14, 2007 with the SEC by T. Rowe Price Associates, Inc., with respect to beneficial ownership of 18,192,176 shares. T. Rowe Price Associates, Inc. has sole voting power over 4,120,484 of these shares and sole dispositive power over 18,192,176 of these shares.
(3)	Based on Schedule 13G filed on February 14, 2007 with the SEC by Private Capital Management, L.P., with respect to beneficial ownership of 17,610,384 shares. Private Capital Management, L.P. has sole voting power and sole dispositive power over 598,900 of these shares and shared voting power and shared dispositive power over 17,011,484 of these shares.
(4)	Based on Schedule 13G filed on April 23, 2007 with the SEC by Eton Park Fund, L.P. (“EP Fund”), Eton Park Master Fund, Ltd. (“EP Master Fund”), Eton Park Associates, L.P. (“EP Associates”), Eton Park Capital Management, L.P. (“EP Management”), and Eric M. Mindich (“Mr. Mindich”), with respect to beneficial ownership of 13,705,700 shares of Common Stock. EP Fund has shared voting power and shared dispositive power over 4,796,955 of these shares. EP Master Fund has shared voting power and shared dispositive power over 8,908,705 of these shares. EP Associates serves as the general partner of EP Fund. EP Management serves as investment manager to EP Master Fund. EP Associates, the general partner of EP Fund, has the power to direct the affairs of EP Fund including decisions with respect to the disposition of the proceeds from the sale of the shares of Common Stock held by EP Fund. Eton Park Associates, L.L.C. serves as the general partner of EP Associates. Mr. Mindich is managing member of Eton Park Associates, L.L.C. and may, by virtue of his position as managing member, be deemed to have power to direct the vote and disposition of the shares of common stock held by EP Fund. EP Master Fund is a client of EP Management. Eton Park Capital Management, L.L.C. serves as the general partner of EP Management. Mr. Mindich is the managing member of Eton Park Capital Management, L.L.C. and may be, by virtue of his position as managing member, deemed to have power to direct the vote and disposition of the shares of common stock held by EP Master Fund. Mr. Mindich disclaims beneficial ownership of the Common Stock reported herein, other than the portion of such shares which relates to his individual economic interest in each of EP Fund and EP Master Fund.
(5)	Includes 85,600 shares held indirectly by Eladha Partners, LP under which Stratton D. Sclavos and his spouse are limited partners with an ownership interest of 98%. Also includes 18,333 shares held indirectly by Sclavos Family Partners, LP under which Mr. Sclavos and his spouse are limited partners with an ownership interest of 50% and Mr. Sclavos’ children are limited partners with a 48% ownership interest. Also includes 313,403 shares held indirectly by the Sclavos 1990 Revocable Trust under which Mr. Sclavos and his spouse are co-trustees. Also includes 12,205 shares held indirectly by the Sclavos Family Foundation under which Mr. Sclavos is the beneficial owner. Also includes 1,563 unissued shares subject to restricted stock units. Also includes 2,798,865 shares subject to options held directly by Mr. Sclavos, and 1,225,000 shares subject to options held indirectly by Boutari Ventures, LLC. Mr. Sclavos and his spouse are co-managers of Boutari Ventures, LLC. Also includes 679,803 shares subject to options to purchase shares of VeriSign common stock and 156,336 unissued shares subject to restricted stock units that were accelerated pursuant to the terms of Mr. Sclavos’ severance agreement. Mr. Sclavos is our former President, Chief Executive Officer and Chairman of the Board of Directors and resigned from the Company on May 27, 2007.
(6)	Includes 15,742 shares held indirectly by TDC&R Investments LP under which Dana L. Evan and her spouse are 1% general partners and Ms. Evan’s children are limited partners with an ownership interest of 99%. Also includes 57,587 shares held indirectly by the Evan 1991 Living Trust under which Ms. Evan and her spouse are co-trustees. Also includes 775,750 shares subject to options held directly by Ms. Evan. Also includes 4,650 shares subject to restricted stock units. Ms. Evan is our former Executive Vice President, Finance and Administration and Chief Financial Officer and resigned from the Company on July 10, 2007.
(7)	Includes 550,500 shares subject to options held directly by Mr. Korzeniewski. Also includes 4,000 shares subject to restricted stock units. Mr. Korzeniewski is Executive Vice President, Corporate Development.
(8)	Includes 350,000 shares subject to options held directly by Mr. McLaughlin. Also includes 1,050 unissued shares and 4,500 shares subject to restricted stock units. Mr. McLaughlin is Executive Vice President, Products and Marketing.
(9)	Includes 80,000 shares held indirectly by the Kriens 1996 Trust U/T/A October 29, 1996, over which Mr. Kriens and his spouse exercise investment and voting control. Also includes 82,526 shares subject to options held directly by Mr. Kriens. Also includes 1,525 shares subject to restricted stock units.
(10)	Includes 87,525 shares subject to options held directly by Mr. Bidzos. Also includes 1,525 shares subject to restricted stock units.
(11)	Includes 96,900 shares subject to options held directly by Mr. Chenevich. Also includes 1,525 shares subject to restricted stock units.
(12)	Includes 41,900 shares subject to options held directly by Mr. Simpson. Also includes 1,525 shares subject to restricted stock units.
(13)	Includes 70,026 shares subject to options held directly by Mr. Moore. Also includes 1,525 shares subject to restricted stock units.
(14)	Includes 10,000 shares held indirectly by the FMT CO Cust IRA Rollover FBO William A. Roper, Jr., of which Mr. Roper has sole beneficial ownership. Also includes 45,807 shares subject to options held directly by Mr. Roper. Also includes 1,525 shares subject to restricted stock units. Mr. Roper is our President and Chief Executive Officer and a member of the Board of Directors.
(15)	Includes 1,000 shares held indirectly by the Fidelity Management Trust Company FBO Edward A. Mueller IRA, of which Mr. Mueller has sole beneficial ownership. Includes 45,806 shares subject to options held directly by Mr. Mueller. Also includes 1,525 shares subject to restricted stock units. Mr. Mueller is Chairman of the Board of Directors.
(16)	Includes 23,150 shares subject to options held directly by Ms. Guthrie. Also includes 1,525 shares subject to restricted stock units.
(17)	Includes 7,243 shares subject to options held directly by Mr. Donovan. Mr. Donovan is Executive Vice President, Worldwide Sales and Services.
(18)	Includes the shares described in footnotes (6)-(17) and 488,653 shares beneficially held by three additional executive officers, of which 465,467 shares are subject to options and 1,050 unissued shares and 6,660 shares are subject to restricted stock units held directly by the additional executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of VeriSign’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and The Nasdaq Stock Market. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copy of the forms furnished to us and written representations from the executive officers and directors, we believe that all filing requirements applicable to our directors and executive officers were timely met except that John M. Donovan had one delinquent filing on Form 3 and each of Aristotle N. Balogh, Dana L. Evan, Vernon L. Irvin, Robert J. Korzeniewski, Judy Lin and James M. Ulam had one delinquent filing on Form 4 during the fiscal year ended December 31, 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our executive officer compensation program is to create long-term value for our stockholders. Toward this goal, we have designed and implemented our compensation programs for our executives to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company into the future. Most of our compensation elements are designed to simultaneously fulfill one or more of our performance, alignment and retention objectives. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors (the “Compensation Committee”) is responsible for oversight of our compensation plans and benefit programs. The Compensation Committee sets and administers the policies governing compensation of our executive officers and our other employees. The Compensation Committee annually reviews and approves the base salary, incentive bonus and long-term incentive compensation of our executive officers and also reviews and approves the annual incentive bonus program and long-term incentive compensation program for our non-officer employees. Health and welfare benefits, perquisites, severance and change-in-control benefits are also reviewed regularly by the Compensation Committee. The Compensation Committee reviews recommendations from the Chief Executive Officer (“CEO”) in connection with the review and approval of compensation of executive officers (other than the CEO). The CEO annually reviews the performance of each executive officer (other than the CEO whose performance is reviewed by the Committee). The CEO is responsible for making a recommendation regarding the salary, incentive bonus and long-term incentive compensation for each executive officer (other than himself) based on his assessment of the performance of each individual. The CEO is assisted by the Human Resources Department in formulating these recommendations. The CEO takes an active part in the discussions at Committee meetings at which the compensation of his direct reports is discussed. All decisions regarding the CEO’s compensation are made by the Committee in executive session, without the CEO present. The Committee may accept or reject, in whole or in part, the recommendations of the CEO and the Human Resources Department. Similarly, recommendations made by the Committee’s outside advisors may also be accepted, rejected or modified by the Committee.

Executive Compensation Philosophy, Framework and Implementation

VeriSign operates in a highly competitive and rapidly changing business environment. Our executive compensation program seeks to motivate executives to achieve our business objectives, foster teamwork, and attract and retain highly talented executives who will contribute to our long-term success.

Our executive officer compensation program is based on the following principles:

•

Performance: a significant portion of each executive officer’s total compensation should depend on the achievement of corporate objectives and the creation of stockholder value. Compensation should be directly and substantially linked to measurable corporate and individual performance, and provide incentives for superior performance that will drive demonstrable business impact;

•	Alignment: compensation should closely align the interests of our executive officers with the long-term interests of our stockholders; and

•	Retention: compensation should be competitive with that offered by other leading high technology companies we view as our peers and as competitors for the employment of talented executives.

[1]

Non-GAAP financial information does not include the following types of financial measures that are included in GAAP: amortization of purchased intangible assets, in-process research and development, stock-based compensation expense, litigation settlements, gain/loss from the Jamba joint venture, restructuring, impairment of assets and acquisition-related reserve costs, impairment charges for goodwill and purchased intangible assets, internal review costs, release of deferred tax asset valuation allowances, and the net gain/loss or impairment of investments.

We use a combination of base salary and benefits, annual incentive bonus, and long-term incentive compensation, such as stock options and restricted stock units, to achieve our objectives. The combined mix of compensation elements allows us to provide a competitive total rewards package for our executive officers that reflects our pay-for-performance philosophy. The Compensation Committee exercises its discretion in determining compensation for our executive officers, and compensation decisions are made after reviewing the performance of the Company and each executive’s performance during the year against established goals, current compensation arrangements, market trends, and the compensation history of the executive officer relative to the other executives. Specific factors affecting compensation decisions include:

•	key financial measurements such as revenue and cash flow, as well as non-GAAP operating income, operating margin, and earnings per share[1]

•	strategic objectives, such as acquisitions, divestitures, innovation and segment expansion

•	organizational development improvements relative to the executive’s organizational responsibility and among their employees

•	adherence to the Company’s values.

Benchmarking

VeriSign uses a benchmarking process to help determine base salary, annual incentive bonus and long-term incentive compensation targets for our executive officers. The Compensation Committee engages a third party executive compensation consulting firm to undertake an annual study of competitive compensation practices for executive officers at certain high technology companies that we view as our peers or as competitors for talent. The Compensation Committee regularly reviews VeriSign’s financial performance against these peers to assess the degree to which executive performance aligns with the metrics set by our peers.

The Compensation Committee targets total cash compensation (base salary and annual incentive bonus) between the 50th and 75th percentile of the compensation peer group. Long-term incentive compensation is targeted at the 75th percentile of the compensation peer group. Total direct compensation (base salary plus annual incentive bonus plus long-term incentive compensation) is targeted at the 75th percentile of the compensation peer group. Adjustments to total compensation are made based on the executive’s individual performance in the prior year relative to his peers, the executive’s future potential with the Company, and the scope of the executive’s responsibilities and experience. The Compensation Committee believes that setting base salary, bonus and long-term incentive compensation targets at these levels is necessary in order to effectively attract, retain and motivate talented executives while enabling the Company to differentiate between executives, levels of performance and responsibility.

Other elements of compensation, including health and welfare benefits, perquisites, and severance and change-in-control payments and benefits are reviewed periodically by the Compensation Committee to ensure that our total compensation is competitive based on data obtained from various sources at the time of the review.

VeriSign’s compensation peer group is principally made up of publicly-traded companies in the high technology sector that are our direct business competitors and with which we compete for executive talent.

The compensation peer group is comparable to VeriSign with regard to labor market competition, market capitalization, revenue and number of employees. The compensation peer group is reviewed annually and adjustments are made as necessary to ensure the group continues to appropriately reflect the competitive market for key talent and includes companies similar to VeriSign in scope and complexity.

For 2006, the compensation peer group consisted of the following companies:

Adobe Systems Inc.	Hyperion Solutions Corp.
Akamai Technologies Inc	Intuit Inc.
Autodesk	Juniper Networks Inc.
BEA Systems Inc.	McAfee, Inc.
Cadence Design Systems Inc.	Mercury Interactive Corp.
Citrix Systems Inc.	Network Appliance Inc.
Convergys Corporation	Symantec Corp.
Electronic Arts Inc.

On May 1, 2007, the Compensation Committee determined that the compensation peer group for 2007 and 2008 would consist of the following companies:

Adobe Systems Inc.	Convergys Corporation
Akamai Technologies Inc	Electronic Arts Inc.
Autodesk	Intuit Inc.
BEA Systems Inc.	Juniper Networks Inc.
BMC Software, Inc.	McAfee, Inc.
Business Objects S.A.	Network Appliance Inc.
Cadence Design Systems Inc.	Symantec Corp.
Citrix Systems Inc.

The Compensation Committee also reviews annually the executive pay practices of other similarly situated companies as reported in industry surveys, reports from compensation consulting firms and other public data. These surveys are specific to the high technology sector and the Company utilizes customized reports of these surveys so that the compensation data reflect the practices of companies that are as similar in scope and complexity to VeriSign as possible. This information is also considered when making recommendations for each compensation element.

Role of Compensation Consultant

Compensia, Inc. (“Compensia”) serves as an independent compensation consultant to the Compensation Committee. Compensia reports directly to the Compensation Committee and assists it in evaluating and analyzing the Company’s executive compensation program, principles and objectives, as well as the specific compensation and benefit design recommendations presented by the Company’s executive management. The Compensation Committee recently engaged Frederick W. Cook & Co., Inc. to serve as its independent compensation consultant. VeriSign’s Human Resources Department also provides support to the Compensation Committee in carrying out its duties at the request and under the direction of the Compensation Committee.

Elements of Compensation Program

Base Salary.    Base salaries of our executive officers, including our CEO, are determined annually. Actual base salary levels are established based upon each executive officer’s job responsibilities and experience, individual contributions and future potential, with reference to base salary levels of executives at other high technology companies we view as our peers. As described above, we target a percentile above the median as determined by a benchmarking analysis in setting the total cash compensation (base salary and annual incentive bonus) for each executive officer.

Annual Incentive Bonus.    VeriSign has established the VeriSign Performance Plan (“VPP”), an annual cash bonus plan that is designed to reward members of the executive team and other employees for their contributions to the success of the Company. A substantial portion of each executive officer’s cash compensation is paid, if earned, in the form of the VPP bonus. Target bonus levels for our executive officers are established in part by reference to bonus levels of executives at other high technology companies we view as our peers as determined by our benchmarking analysis.

The VPP bonus is based upon the achievement of specified corporate, business unit and/or functional goals, including achievement of a minimum performance threshold and individual performance. All non-sales employees are eligible to participate in the annual incentive bonus program. The Compensation Committee, working with the executive management team, annually establishes the corporate and business unit and/or functional goals. These goals include financial, strategic and operational objectives, such as achieving measurable progress with key customer accounts and leadership development. The Compensation Committee determines the amount of annual incentive bonus, if any, that will be paid to the CEO and our other executive officers for achievement of the prior year’s goals. As part of this process, the Compensation Committee reviews recommendations from the CEO in connection with the review and approval of each executive officer’s annual incentive bonus, other than the CEO. The Compensation Committee also reviews and approves the budget for the VPP program for employees who are not executive officers and has delegated authority to the executive management team to administer the VPP for these employees.

Long-term Incentive Compensation.    Long-term incentive compensation consists of non-qualified stock options and restricted stock units and is intended to align the interests of our executive officers with the long-term interests of our stockholders by focusing the efforts of our executive officers on the long-term success of the Company as reflected in increases to VeriSign’s stock price over a period of several years, growth in its financial results and other measures. Long-term incentive awards are established based upon each executive officer’s job responsibilities and experience, individual contributions and future potential, with reference to long-term incentive award levels of executives at other high technology companies we view as our peers as determined by our benchmarking analysis. In 2006, we awarded non-qualified stock options and restricted stock units to our executive officers that contain vesting terms over a four-year period: twenty-five percent (25%) of each stock option award vests one year after the date of grant and quarterly thereafter until fully vested; twenty-five percent (25%) of each restricted stock award vests annually on each anniversary of the date of grant until fully vested. We believe that providing combined grants of stock options and restricted stock units effectively balances our objective of focusing our executives on delivering long term value to our stockholders, with our providing value to executives with the equity awards.

In February 2006, the Compensation Committee used a benchmarking analysis to evaluate the competitive positioning of long-term incentive compensation for our executive officers. For 2006, long-term incentive compensation was targeted at the 75th percentile of the compensation peer group; however, stock options and restricted stock units were also granted to executives based on the individual’s expected contribution to the Company’s future success, as well as the individual’s past performance. The Compensation Committee also considered the number of unvested stock options and restricted stock units held by each executive officer. 75% of the total award value was granted in the form of non-qualified stock options and 25% of the total award value was granted in the form of restricted stock units. Stock options were granted in August 2006 to executive officers with an exercise price equal to the fair market value of VeriSign common stock on the date of grant, which was the date the Compensation Committee approved such awards.

Stock options and restricted stock units have value for executive officers only if the individual remains an employee for the applicable vesting period, and, in the case of stock options, only if the price of VeriSign’s stock increases above the exercise price of the option. Stock options are granted with an exercise price equal to fair market value at the date of grant and typically vest over a four-year period with 25% of the option shares vesting on the first anniversary of the grant and the remaining option shares vesting ratably each quarter thereafter until fully vested. Restricted stock units typically vest over four years as follows: 25% on the first anniversary of the grant, and 25% on each of the subsequent three anniversary dates. Vesting in all cases is subject to the individual’s continued provision of services to VeriSign through the vesting date.

VeriSign is cognizant of stockholder concerns about stock usage and dilution. As a consequence, management and the Compensation Committee have taken the following steps to manage employee equity grants:

•

VeriSign reviewed its equity compensation practices in connection with the stock option-related accounting changes promulgated by the Financial Accounting Standards Board and the impact such changes have on VeriSign’s financial statements. The purpose of this review was to determine whether alternative forms of equity compensation could strengthen the link between executive and employee reward opportunities and the creation of long-term stockholder value. The Board of Directors concluded that stock options continue to be an appropriate equity compensation tool for VeriSign’s executives officers, but the use of performance shares (full-value stock award units based on the achievement of pre-established goals) in the future as part of the composition of equity compensation for the CEO and other executives will allow the Company to reward executives for sustained performance against key long-term performance measures, as well as performance relative to our peers, which is how many of our stockholders measure the Company’s performance.

•

VeriSign is committed to limit annual net issuances of stock-based awards to employees to 3% or less of the number of shares of common stock outstanding, excluding extraordinary events, such as acquisitions.

Benefits.    Executive officers, like other employees, participate in a number of benefit programs designed to enable VeriSign to attract and retain employees in a competitive marketplace. The Company provides executive officers the same health and welfare benefits provided generally to all other employees, at the same general premium rates charged to such employees, with the exception of the Group Voluntary Universal Life insurance benefit and certain executive perquisites described below. The health and welfare benefits include medical, dental and vision insurance and other health benefits, as well as paid time off, an employee stock purchase plan, and a qualified 401(k) plan. The Group Voluntary Universal Life insurance benefit is open to all U.S.-based employees with an annual salary of $110,000 or greater. All of our Named Executive Officers (as defined in the “Summary Compensation Table for Fiscal 2006” section of this report) participate in this program which provides two times salary in basic life insurance as well as the opportunity to purchase optional life insurance.

Perquisites.    Other than those benefits described above, the Company generally provides no additional or supplemental benefits, such as a company automobile, club memberships, deferred compensation programs, or retirement benefits, to its executive officers. However, between 2004 and 2006, the Company paid country club membership fees and monthly dues on behalf of Mr. Irvin. In 2006, Mr. Irvin received compensation of $9,634 as reimbursement for country club dues.

Total Compensation.    VeriSign believes we are fulfilling our compensation objectives and rewarding executive officers in a manner that is consistent with our pay-for-performance philosophy. Executive compensation is tied directly to our performance and is structured to ensure that there is an appropriate balance between the Company’s long-term and short-term performance, and also provides a balance between our operational performance and stockholder return. On average, targeted total cash compensation (base salary plus annual incentive bonus) for our Named Executive Officers in 2006 was at the 65th percentile of the market as determined by reference to our compensation peer group and the average resulting targeted pay mix was 23% base salary, 15% annual incentive bonus and 62% long-term inventive compensation. On average, targeted total direct compensation (base salary plus annual incentive bonus plus long-term incentive compensation) was slightly above the 75th percentile of market as determined by reference to our compensation peer group due to emphasis we placed on long-term incentives.

Equity Award Practices.    Equity-based grants, which include stock options and restricted stock units (“RSUs”), are an important element of VeriSign’s total compensation program and are designed to support the Company’s pay-for-performance philosophy in addition to providing a direct link between employee rewards and increased stockholder value. Equity-based awards are typically granted in connection with new hires and promotions and annually in connection with the Company’s Stock Recognition Award program that is designed to reward for employees who are considered key contributors to VeriSign’s continued success. Except for equity awards made in connection with new hires and promotions, equity awards to executive officers and other employees are generally made annually. Details regarding the grants, including the type of grants, the terms of the grants, the recipients, and the size of the grants, are reviewed and approved by the Compensation Committee. Each year, the Compensation Committee establishes guidelines for the granting of equity-based awards in connection with new hires and promotions based on recommendations from management and consideration of a number of factors including the dilutive impact of grants that are expected to be made in the coming year, the current number of outstanding options and RSUs, and the rate at which the Company expects to issue equity grants.

Equity-based awards made in connection with the Company’s Stock Recognition Award program are granted on the date the Compensation Committee approves the awards, which is usually the Compensation Committee meeting held in August of each year. The exercise price of each stock option awarded to our employees, including our executive officers, is the closing price of VeriSign stock on the date of grant.

Automatic Grants for New Hires and Promotions.    When an employee is hired or promoted, the employee may be eligible to receive an equity award. Unless the individual is an executive officer or the grant exceeds the range approved by the Compensation Committee in its equity guidelines, the grant is made automatically on the 15th day of the month as follows: If the date of the new hire or promotion occurs before the 15th day of the month, the grant is made automatically on the 15th day of the month (unless that day is not a day that the NASDAQ Stock Market is open for trading (“Trading Day”) in which case the grant is made on the preceding Trading Day. If the date of the new hire or promotion occurs on or after the 15th day of the month, the grant will be made automatically on the 15th day of the next month (unless that day is not a Trading Day in which case the grant is made on the preceding Trading Day). If the individual is an executive officer or the grant exceeds the range approved by the Compensation Committee in its equity guidelines, the Compensation Committee must approve the equity award.

Tax and Accounting Treatment of Executive Compensation

In determining the amount and form of compensation paid each year to its executive officers, the Company takes into account both the tax treatment and the accounting treatment of such compensation. However, the tax and accounting treatment of various forms of compensation is subject to changes in, and changing interpretations of, applicable laws, regulations and rules, as well as other factors not necessarily within the Company’s control. Thus, tax and accounting treatment is merely one of many factors that the Company takes into account in designing certain elements of compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the federal income tax deduction for compensation paid to each Named Executive Officers to $1,000,000 per year for public companies, unless the compensation is performance-based. VeriSign’s executive compensation is structured to maximize the amount of compensation expense that is deductible by the Company when, in its judgment, it is appropriate and in the interest of the Company and its stockholders. The deductibility of an executive officer’s compensation can depend upon the timing of the executive officer’s vesting or exercise of previously granted rights, as well as other factors beyond the Company’s control. Therefore an executive officer’s compensation is not necessarily limited to that which is deductible under Section 162(m). The Compensation Committee may approve payment of compensation that exceeds the deductibility limitation under Section 162(m) in order to meet compensation objectives or if it determines that doing so is otherwise in the interest of our stockholders. Having considered the requirements of Section 162(m), we believe that the stock option awards made in 2006 pursuant to the 2006 Equity Incentive Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility, and that the restricted stock units awarded are not performance based and are therefore, not exempt from the limitations on deductibility.

Restricted stock units granted under the 1998 Equity Incentive Plan and options granted under the 2001 Stock Incentive Plan in 2006 may not be deductible depending on the date that such restricted stock units vest or the options are exercised.

The 2001 Stock Incentive Plan does not meet the requirements of Section 162(m). For 2006, all compensation, excluding restricted stock unit awards, provided to our named executive officers, other than Stratton D. Sclavos, our former Chief Executive Officer, President and Chairman of the Board, was fully deductible by the Company. Mr. Sclavos’ non-deductible compensation for 2006 was $1,074,617 and was attributed primarily to the non-deductibility of his 2005 VPP Bonus payment, paid in 2006, as well as the non-deductibility of restricted stock unit awards.

Share Ownership Guidelines

In addition to aligning interests between executives and stockholders through stock options and restricted stock units, the Board of Directors adopted a stock ownership policy that requires executive officers to own shares of VeriSign common stock. Executive officers are required to own VeriSign common stock in an amount not less than three times their annual base salary (calculated using the executive’s 2005 base salary for individuals who were executive officers at the time of the policy’s adoption or, for officers appointed after the policy’s adoption, the executive’s initial base salary at the time the individual was appointed as an executive officer). Company stock that counts toward satisfaction of these stock ownership guidelines includes: shares owned outright by the officer and his or her immediate family members who share the same household, whether held individually or jointly; restricted stock where the restrictions have lapsed; shares acquired and held upon stock option exercises; and shares obtained through open market purchases. Shares held in trust may also be included, subject to the approval of the Chairman of the Board of Directors and the lead independent director. Each executive officer has five years from the later of the date of the adoption of the requirement or of the individual becoming an executive officer, to attain the minimum level of ownership. The stock ownership policy is included in VeriSign’s Corporate Governance Principles which can be found on our website at http://investor.verisign.com/governance.cfm.

Because the Company grants stock-based incentives in order to align the interests of its employees with those of its stockholders, the Company’s Securities Trading Policy forbids executive officers and other employees from buying or selling derivative securities related to VeriSign common stock, such as puts or calls on VeriSign common stock, as derivative securities may diminish the alignment that the Company is trying to foster. Company-issued stock options and restricted stock units are not transferable during the executive officer’s life, other than certain gifts to family members (or trusts, partnerships, etc., that benefit family members).

Compensation for the Named Executive Officers

The specific compensation decisions made for each of the Named Executive Officers for 2006 reflect the performance of the Company against key financial and operational measurements. A detailed analysis of our financial and operational performance is contained in Item 7, Management’s Discussion and Analysis of Financial Condition and Financial Disclosure, of our Annual Report on Form 10-K for the year ended December 31, 2006.

CEO Compensation

In February 2006, the Compensation Committee established Mr. Sclavos’ base salary for 2006 after reviewing his personal performance and achievement against 2005 corporate financial, strategic and operational goals, his compensation history and relevant benchmarking data. Corporate financial goals included measurements against revenue and cash flow targets, as well as non-GAAP operating income, operating margin and earnings per share targets.2 Strategic goals included growth targets for existing services, goals for development of new product and service offerings, achievement of specified milestones regarding major customer accounts, expansion of international revenues, leverage of synergy opportunities, successful mergers and acquisitions activity, operational excellence, broadening strategic alliances, and continued improvement in the Company’s operational infrastructure. Operational goals included organizational development objectives and leadership development initiatives.

After reviewing Mr. Sclavos’ performance against 2005 goals, personal performance and relevant benchmarking data, the Compensation Committee increased Mr. Sclavos’ base salary by 4.2% to $937,800 which is approximately the 70th percentile of our compensation peer group. The Compensation Committee also, within the same review process, awarded a 2005 performance bonus payment of $1,160,027, or 117% of the target bonus.

In August 2006, as part of the Company’s annual Stock Recognition Award program process, and based on an evaluation of Company performance, Mr. Sclavos’ leadership performance, and market data as determined by reference to our compensation peer group, the Compensation Committee awarded Mr. Sclavos 583,000 non qualified stock options and 64,800 restricted stock units. These grants were subject to our customary four-year vesting terms and were the only long-term incentive compensation awards granted to Mr. Sclavos in 2006.

At the time the Compensation Committee met to determine 2007 base salaries for executive officers, the restatement of certain historical financial statement related to the review of historical stock option granting practices by the Ad Hoc Group described in the Explanatory Note that appears in our Annual Report on Form 10-K for the year ended December 31, 2006 was ongoing. As a consequence, the Board of Directors and the Compensation Committee determined to defer consideration of Mr. Sclavos’ 2007 compensation until after the restatement was completed. On May 27, 2007, Mr. Sclavos resigned from the Company and the Board of Directors appointed William A. Roper, Jr. as the Chief Executive Officer and President. Prior to his resignation, Mr. Sclavos received no annual salary increase or annual incentive bonus based on his performance and achievement against the personal, corporate financial, strategic and operational goals established for 2006. The terms of Mr. Roper’s compensation have not yet been determined.

CFO and Other Named Executive Officers

2006 Base Salary.    In determining the base salaries of our Named Executive Officers for 2006 (other than the CEO and Mr. Donovan), the Compensation Committee evaluated each individual’s personal performance and achievement against 2005 corporate financial, strategic and operational goals, his or her compensation history and relevant benchmarking data. The CEO reviewed with the Compensation Committee the performance of each executive officer during 2005.

[2]

Non-GAAP financial information does not include the following types of financial measures that are included in GAAP: amortization of purchased intangible assets, in-process research and development, stock-based compensation expense, litigation settlements, gain/loss from the Jamba joint venture, restructuring, impairment of assets and acquisition-related reserve costs, impairment charges for goodwill and purchased intangible assets, internal review costs, release of deferred tax asset valuation allowances, and the net gain/loss or impairment of investments.

The table below summarizes the base salaries of our Named Executive Officers (other than our CEO) in 2006.

Named Executive Officer	2006 Base Salary	% Increase Compared to 2005 Base Salary	Effective Date
John M. Donovan	$450,000	n/a	11/30/2006
Dana L. Evan	$420,000	5.0%	2/10/2006
Vernon L. Irvin	$427,200	4.2%	2/10/2006
Robert J. Korzeniewski	$367,500	5.0%	2/10/2006
Mark D. McLaughlin	$336,000	20.0%	3/11/2006

The Compensation Committee approved the increases in Ms. Evan’s, Mr. Irvin’s, and Mr. Korzeniewski’s base salaries after a review of relevant benchmarking information, as well as performance information and recommendations provided by the CEO.

Mr. McLaughlin was promoted to Executive Vice President effective on March 11, 2006, and the Compensation Committee approved an increase in his base salary to reflect the desired salary level for our executives and after a review of relevant benchmarking information.

The base salary for Mr. Donovan, the former Chief Executive Officer of inCode Telecom Group, Inc. (“inCode”), was set at $450,000 per annum at the time of our acquisition of inCode on November 30, 2006 and is based upon our review of base salaries for similarly situated positions in the market.

2007 Base Salary.    In determining the base salaries for our Named Executive Officers (other than our former CEO) for 2007, the Compensation Committee evaluated each individual’s personal performance and achievement against 2006 corporate financial, strategic and operational goals, his or her compensation history and relevant benchmarking data. The CEO reviewed with the Compensation Committee the performance of each executive officer during 2006.

The table below summarizes the base salaries of our Named Executive Officers (other than our former CEO) in 2007. The effective date of the base salary increases was May 1, 2007.

Named Executive Officer	2007 Base Salary	% Increase Compared to 2006 Base Salary
John M. Donovan	$450,000	0.0%
Dana L. Evan	$420,000	0.0%
Vernon L. Irvin	—	—
Robert J. Korzeniewski	$375,000	2.0%
Mark D. McLaughlin	$450,000	33.9%

As Mr. Donovan’s base salary was determined in November 2006 in connection with the acquisition of inCode Telecom Group, Inc. (“inCode”), no adjustment was deemed necessary to his base salary for 2007.

At the time the Compensation Committee met to determine 2007 base salaries for executive officers, the restatement of certain historical financial statement related to the review of historical stock option granting practices by the Ad Hoc Group described in the Explanatory Note that appears in our Annual Report on Form 10-K for the year ended December 31, 2006 was ongoing. As a consequence, the Board of Directors and the Compensation Committee determined to defer consideration of Ms. Evan’s 2007 compensation until after the restatement was completed. On July 10, 2007, Ms. Evan resigned from the Company. Ms. Evan had been our Executive Vice President, Finance and Administration and Chief Financial Officer.

The Compensation Committee approved the increase in Mr. Korzeniewski’s base salary after a review of relevant benchmarking information, as well as performance information and recommendations provided by the CEO.

The base salary increase for Mr. McLaughlin reflects a material increase in responsibility following a corporate reorganization and his new and significantly expanded role as Executive Vice President of Products and Marketing in January 2007.

Mr. Irvin resigned from the Company on October 31, 2006.

Annual Incentive Bonus.    In determining the annual incentive bonuses payable in 2007 for performance in 2006 to our Named Executive Officers (other than the CEO), the Compensation Committee evaluated each individual’s personal performance and achievement against 2006 corporate financial goals (as described in the CEO Compensation section above), strategic and operational goals, his or her compensation history and relevant benchmarking data.

For 2006, target bonuses were established at 60% of base salary. In February and again in May 2007, the Compensation Committee met with executive management to review the performance of executive officers and certify achievement against corporate and business unit goals and individual objectives for 2006.

In May 2007, the CEO made recommendations to the Compensation Committee regarding annual incentive bonus amounts for each of the executive officers (other than the CEO and Mr. Irvin). These recommendations, other than the recommendation for Ms. Evan, were approved by the Compensation Committee. The annual VPP bonuses paid in 2007 for performance in 2006 to executive officers was as follows:

Named Executive Officer	Target % of Base Salary	Target % of Base Salary	VPP Bonus Amount	Year over Year Change
John M. Donovan	60%	—	—	—
Dana L. Evan	60%	—	—	—
Vernon L. Irvin	60%	59%	$179,424	(39)%
Robert J. Korzeniewski	60%	100%	$220,500	(12)%
Mark D. McLaughlin	60%	125%	$252,000	20%

Mr. Donovan joined VeriSign in November 2006, and therefore he was not eligible to receive an annual incentive bonus as part of the VPP for 2006. In 2007, Mr. Donovan received a bonus payment of $24,000 in connection with his service as Chief Executive Officer of inCode during 2006. In addition, in 2006, VeriSign paid Mr. Donovan $5,000,000 pursuant to the terms of an inCode Management Retention Plan.

At the time the Compensation Committee met to determine 2007 base salaries for executive officers, the restatement of certain historical financial statement related to the review of historical stock option granting practices by the Ad Hoc Group described in the Explanatory Note that appears in our Annual Report on Form 10-K for the year ended December 31, 2006 was ongoing. As a consequence, the Board of Directors and the Compensation Committee decided to defer consideration of Ms. Evan’s 2006 annual incentive bonus until after the restatement was completed. On July 10, 2007, Ms. Evan resigned from Company. Ms. Evan had been our Executive Vice President, Finance and Administration and Chief Financial Officer.

Mr. Irvin resigned from the Company on October 31, 2006. In March 2007, under the terms of his severance agreement, Mr. Irvin was paid an annual incentive bonus based on his service through October 31, 2006. The material terms of Mr. Irvin’s severance arrangement are summarized in the “Separation and Change-in-Control Payments and Benefits” section below.

Long-Term Incentive Compensation.    In August 2006, the Compensation Committee approved long-term incentive awards in the form of non-qualified stock options and restricted stock units to our Named Executive Officers (other than Mr. Donovan who was not an employee of the Company at that time). In establishing the amount of long-term incentives to award each individual, the Committee compared the total value of the proposed long-term incentive awards to the market benchmark data. As described above, in 2006, the Company’s objective was to target long term incentive compensation at approximately the 75th percentile of market data; however, stock options and restricted stock units were also granted to executives based on the individual’s expected contribution to the Company’s future success, as well as the individual’s past performance. The Committee also considered the number of unvested stock options and restricted stock units held by each executive officer. 75% of the total award value was granted in the form of non-qualified stock options and 25% of the total award value was granted in the form of restricted stock units.

In May 2006, the Compensation Committee awarded Mark McLaughlin 40,000 non-qualified stock options and 4,200 RSUs in connection with his promotion to Executive Vice President and General Manager, Information Services. This award took into consideration Mr. McLaughlin’s level of responsibility and historical equity awards, and was granted in accordance with the Company’s equity guidelines for promotional grants.

Mr. Donovan was appointed Executive Vice President, Worldwide Sales and Consulting Services, in November 2006, in connection with our acquisition of inCode. At that time, the Compensation Committee awarded Mr. Donovan 200,000 non-qualified stock options and 25,000 restricted stock units.

The table below summarizes the long-term incentive awards granted to our Named Executive Officers (other than our former CEO) in 2006.

Named Executive Officer	Shares Subject to Non-qualified Stock Options	RSUs
John M. Donovan	200,000	25,000
Dana L. Evan	81,000	9,000
Vernon L. Irvin	63,000	7,000
Robert J. Korzeniewski	72,000	8,000
Mark D. McLaughlin	130,000	14,200

The Compensation Committee and management are currently reviewing the Company’s approach to long-term incentive compensation plan for executive officers for 2007.

Elections Related to Section 409A-Affected Options.    As disclosed in the Explanatory Note in our Annual Report on Form 10-K for the year ended December 31, 2006, certain of VeriSign’s current and former executive officers and a current director holding Affected Options elected to increase the exercise price of their Affected Options to the market price on December 31, 2006. Accordingly, effective December 31, 2006, the exercise prices of Affected Options held by D. James Bidzos, a current board member, Dana L. Evan, former Chief Financial Officer, Robert J. Korzeniewski, Executive Vice President of Corporate Development, Judy Lin, former Executive Vice President of Security Services and Mark D. McLaughlin, Executive Vice President of Products, Marketing and Customer Support, were adjusted so that these options will not be subject to Section 409A. The Company has not made a determination whether compensation will be paid to any of these individuals in connection with this election.

Relocation Agreements.    Pursuant to the terms of Mr. Donovan’s employment offer letter, the Company will reimburse Mr. Donovan up to $1.5 million for expenses related to his relocation to Mountain View, California. Through June 2007, VeriSign reimbursed Mr. Donovan approximately $1,366,827 for relocation expenses, including relocation allowance, transportation of family members and household goods, house hunting trips, temporary maintenance, closing costs associated with the sale and purchase of his residence, and other miscellaneous expenses related to the relocation.

Reimbursement Payments to Mr. Sclavos for Use of Airplane.    Mr. Sclavos receives reimbursement for business use of his personal aircraft as more fully described in the “Certain Relationships and Related Transactions” section elsewhere in this report.

In April 2007, the Company’s Internal Audit Department began a review of business expenses for which senior management was reimbursed by the Company during calendar year 2006 and the first calendar quarter of 2007 and presented a preliminary report to the Audit Committee of the Board of Directors. The Audit Committee concluded that the Company erroneously reimbursed Mr. Sclavos in the amount of $32,190 for personal travel on his private plane. In June 2007, Mr. Sclavos reimbursed the Company for that amount.

The Internal Audit Department's review of senior management business expenses has not yet been completed.

Separation and Change-in-Control Payments and Benefits.    The Company generally does not enter into employment agreements with its executive officers and employment offers generally do not provide for severance or other benefits following termination. However, we have entered into severance arrangements with certain of our executive officers in the past. On February 16, 2007, we entered into a severance arrangement with Judy Lin, our former Executive Vice President and General Manager, Security Services, as further described below. On October 31, 2006, we entered into a severance arrangement with Vernon Irvin, our former Executive Vice President and General Manager, Communications Services, as further described below. On July 9, 2007, we entered into a consulting and separation agreement with Mr. Sclavos, our former CEO, President and Chairman of the Board, as further described below. On July 10, 2007, Ms. Evan resigned from the Company. Ms. Evan had been our Executive Vice President, Finance and Administration and Chief Financial Officer. The material terms of any separation agreement that may be entered into between the Company and Ms. Evan will be disclosed as required under applicable regulations of the SEC.

Upon certain changes-in-control, the option vesting schedule accelerates as to 50% of any shares subject to stock options that are then unvested for officers at the level of senior vice president and above and as to 100% of any shares subject to stock options that are then unvested for the president and chief executive officer. Additional details are provided in the “Potential Payments Upon Termination or Change-in-Control” section elsewhere in this report.

Severance Arrangement with Mr. Sclavos.    On July 9, 2007, VeriSign entered into a Consulting and Separation Agreement with Mr. Sclavos in connection with his resignation on May 27, 2007. Pursuant to the terms of the agreement, Mr. Sclavos will provide consulting services to the Company for a one-year period at the rate of $5,000 per month and is prohibited from engaging in certain competitive activities or soliciting customers of the Company during such period. The Company will pay Mr. Sclavos severance of $1,969,380 within twenty-one (21) days of the effective date of the agreement and $1,969,380 on June 15, 2008, subject to his compliance with the terms of the agreement. In the event of a change-in-control of the Company, all severance payments will accelerate and become immediately due and payable.

The Company accelerated all of Mr. Sclavos’ outstanding options to purchase shares of the Company’s common stock and restricted stock units that are scheduled to vest within twenty-four (24) months after Mr. Sclavos’ resignation. Accordingly, vesting for restricted stock units with respect to approximately 156,000 shares of the Company's common stock and the following stock options were accelerated:

Grant Date	Exercise Price	Number of Shares Accelerated
10/29/2003	$15.87	86,340
11/01/2005	23.46	192,650
08/01/2006	17.94	400,813

Total:		679,803

On May 31, 2007, in anticipation of entering into this agreement, the Company paid Mr. Sclavos severance in the amount of $1,031,580 and $115,422 for all unpaid wages and unused paid time off accrued through his resignation date.

The Company will also pay Mr. Sclavos $5,459,430 within twenty-one (21) days of the effective date of the agreement in connection with an option to purchase 300,000 shares of the Company’s common stock that was previously granted to Mr. Sclavos but was erroneously deleted from the Company’s records as more fully described in the Explanatory Note appearing at the beginning of our Annual Report on Form 10-K for the year ended December 31, 2006.

With respect to an option to purchase 600,000 shares of the Company’s common stock with an exercise price of $10.08 that was previously granted to Mr. Sclavos, if the Board of Directors determines in good faith that the exercise price of such option should be increased, then the exercise price of the unexercised portion of such option will be increased and with respect to the portion of such option that may have been exercised, Mr. Sclavos agrees to repay the Company the difference between the increased exercise price and the original exercise price.

Severance Agreement with Ms. Lin.    On February 16, 2007, VeriSign entered into a severance agreement (“Lin Severance Agreement”) with Judy Lin, the former Executive Vice President and General Manager, Security Services. In consideration of Ms. Lin’s service with VeriSign and in exchange for Ms. Lin’s release of claims and covenant not to sue, VeriSign agreed to pay Ms. Lin a severance payment in the total amount of $571,200, $382,704 of which was paid in 2007, and the other $188,496 will be paid on the one year anniversary of the termination of her employment, subject to Ms. Lin’s compliance with non-solicitation and non-competition provisions. In March 2007, VeriSign also paid Ms. Lin $214,200, representing her bonus for services performed for VeriSign in 2006. VeriSign also made payments to Ms. Lin for her COBRA and life insurance premiums and provided certain administrative and other support as forth in the Lin Severance Agreement. Upon termination of Ms. Lin’s employment with VeriSign, VeriSign accelerated vesting of 19,719 of Ms. Lin’s then unvested stock options to purchase shares of VeriSign common stock for which the fair market value is greater than the exercise price of her employment on the termination date. Also upon termination of Ms. Lin’s employment, VeriSign accelerated vesting of 4,250 of her then unvested restricted stock units of VeriSign common stock.

Severance Agreement with Mr. Irvin.    On October 31, 2006, VeriSign entered into a Severance and General Release Agreement (the “Irvin Severance Agreement”) with Vernon L. Irvin, the former Executive Vice President and General Manager, Communications Services. In consideration of Mr. Irvin’s service with VeriSign and in exchange for Mr. Irvin’s release of claims and covenant not to sue, VeriSign agreed to pay Mr. Irvin a severance payment in the total amount of $683,520, $457,958 of which was paid in 2006, and the other $225,562 will be paid on the one year anniversary of the termination of his employment, subject to Mr. Irvin’s compliance with non-solicitation and non-competition provisions. In March 2007, VeriSign also paid Mr. Irvin $179,424, representing his bonus for services performed for VeriSign in 2006. VeriSign also made payments to Mr. Irvin for his COBRA and life insurance premiums and provided certain administrative and other support as set forth in the Irvin Severance Agreement. Upon termination of Mr. Irvin’s employment with VeriSign, VeriSign accelerated vesting of 22,781 of Mr. Irvin’s then unvested stock options to purchase shares of VeriSign common stock for which the fair market value is greater than the exercise price of his employment on the termination date. Also upon termination of Mr. Irvin’s employment, VeriSign accelerated vesting of 4,450 of his then unvested restricted stock units of VeriSign common stock.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that VeriSign specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2006. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in VeriSign’s Proxy Statement for its 2007 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee

Louis A. Simpson (Chairperson)

Michelle Guthrie

Edward A. Mueller

Summary Compensation Table for Fiscal 2006

The following table sets forth certain summary information concerning the compensation received by our chief executive officer and chief financial officer during 2006, the three other most highly compensated executive officers as of the end of 2006, as well as one individual who would have been among the three most highly compensated executive officers for 2006 but for the fact that the individual was not serving as an executive officer at the end of 2006. We refer to these officers as the Named Executive Officers.

SUMMARY COMPENSATION TABLE FOR FISCAL 2006

Named Executive Officer and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total
Stratton D. Sclavos(5) Former Chairman of the Board, President and Chief Executive Officer	2006	$932,130	$—	$1,259,903	$4,625,647	$—	$7,633	(6)	$6,825,313

Dana L. Evan(7) Former Executive Vice President, Finance and Administration and Chief Financial Officer	2006	417,000	—	61,596	409,957	—	7,857		896,410

John M. Donovan Executive Vice President, Worldwide Sales and Services	2006	37,500	—	8,244	43,360	—	6,390,865	(8)	6,479,969

Mark D. McLaughlin Executive Vice President, Products and Marketing	2006	323,982	—	70,689	571,466	252,000	7,624		1,225,761

Robert J. Korzeniewski Executive Vice President, Corporate Development	2006	364,875	—	52,263	403,526	220,500	8,220		1,049,384

Named Executive Officer and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total
Vernon L. Irvin(9) Former Executive Vice President and General Manager, Communications Services	2006	404,903	—	134,050	(10)	479,617	(10)	179,424	718,181	(11)	1,916,175

(1)	Includes, where applicable, amounts electively deferred by each Named Executive Officer under our 401(k) Plan.
(2)	Stock Awards consist solely of restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation expenses recognized by VeriSign in fiscal 2006 for the applicable Stock Award or Option Award as determined pursuant to FAS 123R disregarding forfeiture assumptions. These compensation costs reflect equity awards granted in 2006 and prior years. The assumptions used to calculate the value of Stock Awards and Option Awards are set forth under Note 13, Notes to Consolidated Financial Statements, included in VeriSign’s Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	Amounts shown are for non-equity incentive plan compensation earned during the year indicated, but paid in the following year.
(4)	The amounts, except as otherwise noted, are for health club fees, term life insurance premiums, matching contributions made under our 401(k) plan as follows:

ALL OTHER COMPENSATION

Named Executive Officer	Health Club Fees	Term Life Insurance Premiums	401(k) Matching Contribution	Other Compensation		Total All Other Compensation
Stratton D. Sclavos	$—	$1,033	$6,600	$—		$7,633	(6)
Dana L. Evan	—	1,257	6,600	—		7,857
John M. Donovan	—	38	—	6,390,827	(8)	6,390,865
Mark D. McLaughlin	390	634	6,600	—		7,624
Robert J. Korzeniewski	390	1,676	6,154	—		8,220
Vernon L. Irvin	—	945	7,500	709,736	(11)	718,181

(5)	Mr. Sclavos resigned from the Company on May 27, 2007.
(6)	Does not include $568,400 for personal plane expense reimbursement as described in the “Certain Relationships and Related Transactions” included elsewhere in this report.
(7)	Ms. Evan resigned from the Company on July 10, 2007.
(8)	Includes $5 million paid pursuant to the terms of the inCode Telecom Group, Inc. (“inCode”) Management Retention Plan in connection with VeriSign's acquisition of inCode on November 30, 2006. Also includes $1,366,827 representing reimbursement for relocation expenses paid in 2007 and a $24,000 bonus for services performed as inCode’s Chief Executive Officer during 2006.
(9)	Mr. Irvin resigned from the Company on October 31, 2006.
(10)	Does not include an estimated compensation expense of $15,836 in restricted stock unit forfeitures and $126,173 in stock option forfeitures related to service-based vesting conditions on these awards.
(11)	Includes $700,102 in severance payments paid or accrued by the Company pursuant to the terms of Mr. Irvin’s severance agreement, the material terms of which are summarized in “Compensation Discussion and Analysis” included elsewhere in this report. Also includes $9,634 paid to Mr. Irvin for country club dues in 2006.

In April 2007, the Company’s Internal Audit Department began a review of business expenses for which senior management was reimbursed by the Company during calendar year 2006 and the first calendar quarter of 2007 and presented a preliminary report to the Audit Committee of the Board of Directors. The Audit Committee concluded that the Company erroneously reimbursed Mr. Sclavos in the amount of $32,190 for personal travel on his private plane. In June 2007, Mr. Sclavos reimbursed the Company for that amount.

The Internal Audit Department's review of senior management business expenses has not yet been completed.

Grants of Plan-Based Awards for Fiscal 2006

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal 2006.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2006

Named Executive Officer	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Stratton D. Sclavos	8/1/2006	—	583,000	$17.9400	$6,017,435
	8/1/2006	64,800	—	—	1,162,512

Dana L. Evan					(1)
	8/1/2006	—	81,000	17.9400	555,992
	8/1/2006	9,000	—	—	161,460

John M. Donovan	11/30/2006	—	15,238	5.1808	306,284
	11/30/2006	—	427	3.2121	9,287
	11/30/2006	—	854	3.2121	18,575
	12/12/2006	—	200,000	25.3400	1,768,640
	12/12/2006	25,000	—	—	633,500

Mark D. McLaughlin					(2)
	5/16/2006	—	40,000	22.3000	346,148
	8/1/2006	—	90,000	17.9400	617,769
	5/16/2006	4,200	—	—	93,660
	8/1/2006	10,000	—	—	179,400

Robert J. Korzeniewski					(3)
	8/1/2006	—	72,000	17.9400	494,215
	8/1/2006	8,000	—	—	143,520

Vernon L. Irvin	8/1/2006	—	63,000	17.9400	432,438
	8/1/2006	7,000	—	—	125,580

(1)	Ms. Evan holds certain stock options that were subject to Section 409A of the Internal Revenue Code (“Affected Options”). Effective December 31, 2006, Ms. Evan elected to adjust the exercise price of an Affected Option to purchase 1,667 shares of VeriSign common stock from $34.438 to $42.26, the exercise price of an Affected Option to purchase 11,250 shares of VeriSign common stock from $34.16 to $38.30, and the exercise price of an Affected Option to purchase 31,250 shares of VeriSign common stock from $22.71 to $23.74. In accordance with FAS 123R, there was no incremental fair value assigned to the Affected Options as a result of the election.
(2)	Mr. McLaughlin holds certain stock options that are Affected Options. Effective December 31, 2006, Mr. McLaughlin elected to adjust the exercise price of an Affected Option to purchase 28,187 shares of VeriSign common stock from $12.88 to $14.93 and the exercise price of an Affected Option to purchase 67,499 shares of VeriSign common stock from $17.36 to $19.82. In accordance with FAS 123R, there was no incremental fair value assigned to the Affected Options as a result of the election.
(3)	Mr. Korzeniewski holds certain stock options that are Affected Options. Effective December 31, 2006, Mr. Korzeniewski elected to adjust the exercise price of an Affected Option to purchase 1,458 shares of VeriSign common stock from $34.438 to $42.26, the exercise price of an Affected Option to purchase 11,250 shares of VeriSign common stock from $34.16 to $38.30, and the exercise price of an Affected Option to purchase 56,250 shares of VeriSign common stock from $22.71 to $23.74. In accordance with FAS 123R, there was no incremental fair value assigned to the Affected Options as a result of the election.

Employment Agreements

The Company generally does not enter into employment agreements with its executive officers. Please refer to “Compensation Discussion and Analysis” in this report for more information concerning our compensation practices and policies for executive officers.

Adjustments or Amendments to Exercise or Base Price of Stock Option Awards

Effective December 31, 2006, Ms. Evan, Mr. McLaughlin and Mr. Korzeniewski elected to adjust the exercise price of their Affected Options to reflect the fair market value at the time the option was granted (as such measurement date is determined for financial reporting purposes). As adjusted, such options are no longer subject to the adverse tax consequences of Section 409A of the Internal Revenue Code.

The Company has not made a determination whether compensation will be paid to any of these individuals in connection with these elections.

Material Terms of Stock Options and Restricted Stock Unit Awards

Stock options are granted at an exercise price not less than 100% of the fair market value of VeriSign’s common stock on the date of grant and have a term of not greater than 10 years from the date of grant. Stock options generally vest 25% on the first anniversary of the date of grant and ratably over the following 12 quarters. A restricted stock unit is an award covering a number of shares of VeriSign common stock that may be settled in cash or by issuance of those shares, which may consist of restricted stock. Restricted stock units will generally vest in four installments with 25% of the shares vesting on each anniversary of the date of grant over four years. The Compensation Committee of the Board of Directors, however, may authorize grants with different vesting schedule in the future.

Salary and Bonus in Proportion to Total Compensation

The following table shows each of our Named Executive Officer’s 2006 salary as a percentage of the total compensation as set forth in the “Summary Compensation Table for Fiscal 2006” above.

Named Executive Officer	Salary as Percentage of Total Compensation
Stratton D. Sclavos	13.66%
Dana L. Evan	46.52%
John M. Donovan	0.58%
Mark D. McLaughlin	26.43%
Robert J. Korzeniewski	34.77%
Vernon L. Irvin	21.13%

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2006.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

	Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)
Stratton D. Sclavos	2,694	(3)	—		$74.1880	12/29/2007	—		—
	97,306	(3)	—		$74.1880	12/29/2007	—		—
	100,000		—		$59.4000	5/2/2008	—		—
	400,000	(4)	—		$22.7100	2/21/2009	—		—
	200,000	(4)	—		$22.7100	2/21/2009	—		—
	600,000		—		$10.0800	5/24/2009	—		—
	300,000	(5)	—		$55.9400	8/1/2011	—		—
	925,000	(5)	—		$55.9400	8/1/2011	—		—
	250,000		—		$33.3800	12/17/2011	—		—
	400,000		—		$35.0490	12/17/2011	—		—
	96,325		288,975	(6)	$23.4600	11/1/2012	—		—
	518,038		172,679	(7)	$15.8700	10/29/2013	—		—
	—		583,000	(8)	$17.9400	8/1/2013	—		—
	—		—		—	—	82,499	(9)	$1,984,101
	—		—		—	—	77,400	(10)	$1,861,470
	—		—		—	—	64,800	(11)	$1,558,440

Dana L. Evan	1,322	(12)	—		$151.2500	8/1/2007	—		—
	123,678	(12)	—		$151.2500	8/1/2007	—		—
	25,000	(13)	—		$74.1880	12/29/2007	—		—
	40,000	(14)	—		$34.4380	3/15/2008	—		—
	90,000	(15)	—		$34.1600	9/6/2008	—		—
	100,000	(16)	—		$22.7100	2/21/2009	—		—
	52,500		—		$10.0800	5/24/2009	—		—
	135,000		—		$26.5300	11/3/2011	—		—
	108,000		—		$26.4000	8/2/2012	—		—
	—		81,000	(8)	$17.9400	8/1/2013	—		—
	65,000		15,000	(17)	$12.8800	8/11/2013	—		—
	—		—		—	—	10,800	(18)	$259,740
	—		—		—	—	9,000	(11)	$216,450

John M. Donovan	142		285	(19)	$3.2121	8/14/2012	—		—
	142		712	(19)	$3.2121	8/14/2012	—		—
	662		14,576	(20)	$5.1808	10/29/2013	—		—
	—		200,000	(21)	$25.3400	12/12/2013	—		—
	—		—		—	—	25,000	(22)	$601,250

Mark D. McLaughlin	3,066		—		$97.7969	4/15/2007	—		—
	21,934		—		$97.7969	4/15/2007	—		—
	50,000		—		$151.2500	8/1/2007	—		—
	6,250		—		$13.7900	3/15/2008	—		—
	25,000		—		$13.7900	9/6/2008	—		—
	16,875		—		$13.7900	2/21/2009	—		—
	15,625		—		$10.0800	5/24/2009	—		—
	12,500		4,687	(23)	$12.8800	9/26/2010	—		—
	20,500	(24)	7,687	(23)	$12.8800	9/26/2010	—		—
	36,000	(25)	31,499	(26)	$17.3600	8/31/2011	—		—
	25,000		—		$33.3800	12/17/2011	—		—
	90,000		—		$26.4000	8/2/2012	—		—
	—		40,000	(27)	$22.3000	5/16/2013	—		—
	—		90,000	(8)	$17.9400	8/1/2013	—		—
	—		—		—	—	9,000	(18)	$216,450

	Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)
	—		—		—	—	4,200	(28)	$101,010
	—		—		—	—	10,000	(11)	$240,500

Robert J. Korzeniewski	2,680		—		$149.2500	6/23/2007	—		—
	97,320		—		$149.2500	6/23/2007	—		—
	35,000	(29)	—		$34.4380	3/15/2008	—		—
	90,000	(30)	—		$34.1600	9/6/2008	—		—
	100,000	(31)	—		$22.7100	2/21/2009	—		—
	25,000		—		$10.0800	5/24/2009	—		—
	112,500		—		$26.5300	11/3/2011	—		—
	90,000		—		$26.4000	8/2/2012	—		—
	—		72,000	(8)	$17.9400	8/1/2013	—		—
	65,000		15,000	(17)	$12.8800	8/11/2013	—		—
	—		—		—	—	9,000	(18)	$216,450
	—		—		—	—	8,000	(11)	$192,400

Vernon L. Irvin	74,906		—		$13.7900	1/31/2007	—		—
	180,000		—		$26.5300	1/31/2007	—		—
	108,000		—		$26.4000	1/31/2007	—		—
	15,750		—		$17.9400	1/31/2007	—		—

(1)	On December 29, 2005, VeriSign's Board of Directors approved the acceleration of the vesting of unvested stock options with an exercise price per share in excess of $24.99. Such acceleration was accompanied by restrictions that prohibit the sale of any shares acquired upon the exercise of such stock options prior to the date such stock options would have originally vested had the optionee been employed on such date (whether or not the optionee is actually an employee at that time). All vesting terms assume continued employment with VeriSign through full vesting of the respective option or restricted stock unit award.
(2)	Value is based on the closing price of VeriSign common stock of $24.05 on December 29, 2006, as reported by the Nasdaq Global Select Market.
(3)	On January 12, 2007, the Board of Directors adjusted the exercise price of this option from $74.188 to $127.31. In accordance with FAS 123R, there was no incremental fair value assigned to the option as a result of the adjustment.
(4)	On May 23, 2007, the Board of Directors adjusted the exercise price of this option from $22.71 to $26.31. In accordance with FAS 123R, there was no incremental fair value assigned to the option as a result of the adjustment.
(5)	The option was transferred on or about 10/30/2001 to Boutari Ventures, LLC pursuant to a Unanimous Written Consent of the Compensation Committee dated October 30, 2001. Mr. Sclavos and his spouse are co-managers of Boutari Ventures, LLC.
(6)	The option was granted on 11/01/2005. The option became exercisable as to 25% of the shares on 11/01/2006 and vests quarterly thereafter until fully vested.
(7)	The option was granted on 10/29/2003. The option became exercisable as to 25% of the shares on 10/29/2004 and vests quarterly thereafter until fully vested.
(8)	The option was granted on 08/01/2006. The option becomes exercisable as to 25% of the shares on 08/01/2007 and vests quarterly thereafter until fully vested.
(9)	Two awards of RSUs were granted on 12/17/2004, the first award for 100,000 RSUs (the "First Award") and the second award for 25,000 RSUs (the "Second Award"). The First Award vested on 12/17/2005 and 12/17/2006 as to 10% and 20% of the award, respectively; 30% and 40% will vest on 12/17/2008 and 12/17/2009, respectively. The Second Award first vested on 12/17/2005 as to 25% of the total award and vested and continues to vest quarterly thereafter until fully vested.
(10)	An award of RSUs was granted on 11/01/2005. The RSUs vested on 11/01/2006 as to 10% of the total award, and shall vest as to 20%, 30% and 40% on each subsequent anniversary of the date of grant until fully vested.
(11)	An award of RSUs was granted on 08/01/2006. The RSUs vest as to 25% of the total award on each anniversary of the date of grant until fully vested.
(12)	On January 12, 2007, the Board of Directors adjusted the exercise price of this option from $151.25 to $165.22. In accordance with FAS 123R, there was no incremental fair value assigned to the option as a result of the adjustment.
(13)	On January 12, 2007, the Board of Directors adjusted the exercise price of this option from $74.188 to $127.31. In accordance with FAS 123R, there was no incremental fair value assigned to the option as a result of the adjustment.
(14)	Includes 1,667 Affected Options as described in Footnote 1 of the Grants of Plan-Based Awards Table contained in this report. On February 27, 2007, the Board of Directors adjusted the exercise price on the balance of this option not considered Affected Options from $34.438 to $42.26. In accordance with FAS 123R, there was no incremental fair value assigned to the option as a result of the adjustment.
(15)

Includes 11,250 Affected Options as described in Footnote 1 of the Grants of Plan-Based Awards Table contained in this report. On February 27, 2007, the Board of Directors adjusted the exercise price on the balance of this option not considered Affected Options from $34.16 to $38.30. In accordance with FAS 123R, there was no incremental fair value assigned to the option as a result of the adjustment.
(16)	Includes 31,250 Affected Options as described in Footnote 1 of the Grants of Plan-Based Awards Table contained in this report. On May 23, 2007, the Board of Directors adjusted the exercise price on the balance of this option not considered Affected Options from $22.71 to $23.74. In accordance with FAS 123R, there was no incremental fair value assigned to the option as a result of the adjustment.
(17)	The option was granted on 08/11/2003. The option became exercisable as to 6.25% of the shares on 11/11/2003 and vests quarterly thereafter until fully vested.
(18)	An award of RSUs was granted on 08/02/05. The RSUs vested on 08/02/2006 as to 10% of the total award, and shall vest as to 20%, 30% and 40% on each subsequent anniversary of the date of grant until fully vested.
(19)	The options were granted on 11/30/2006. The options became exercisable as to 142 shares on 12/31/2006 and vest monthly thereafter until fully vested.
(20)	The option was granted on 11/30/2006. The option became exercisable as to 662 shares on 12/29/2006 and vests monthly thereafter until fully vested.
(21)	The option was granted on 12/12/2006. The option becomes exercisable as to 25% of the shares on 12/12/2007 and vests quarterly thereafter until fully vested.
(22)	An award of RSUs was granted on 12/12/2006. The RSUs vest as to 25% of the total award on each anniversary of the date of grant until fully vested.
(23)	The option was granted on 09/26/2003. The option became exercisable as to 25% of the shares on 09/26/2004 and vested and continues to vest quarterly thereafter until fully vested.
(24)	Includes 28,187 Affected Options as described in Footnote 2 of the Grants of Plan-Based Awards Table contained in this report.
(25)	Includes 67,499 Affected Options as described in Footnote 2 of the Grants of Plan-Based Awards Table contained in this report.
(26)	The option was granted on 08/31/2004. The option became exercisable as to 25% of the shares on 08/31/2005 and vested and continues to vest quarterly thereafter until fully vested.
(27)	The option was granted on 05/16/2006. The option became exercisable as to 25% of the shares on 05/16/2007 and vests quarterly thereafter until fully vested.
(28)	An award of RSUs was granted on 05/16/2006. The RSUs vest as to 25% of the total award on each anniversary of the date of grant until fully vested.
(29)	Includes 1,458 Affected Options as described in Footnote 3 of the Grants of Plan-Based Awards Table contained in this report.
(30)	Includes 11,250 Affected Options as described in Footnote 3 of the Grants of Plan-Based Awards Table contained in this report.
(31)	Includes 56,250 Affected Options as described in Footnote 3 of the Grants of Plan-Based Awards Table contained in this report.

Option Exercises and Stock Vested for Fiscal 2006

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our Named Executive Officers during 2006.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2006

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Stratton D. Sclavos	—	$—	34,851	$830,129
Dana L. Evan	22,500	311,275	1,200	21,264
John M. Donovan	—	—	—	—
Mark D. McLaughlin	44,877	438,626	1,000	17,720
Robert J. Korzeniewski	25,000	348,379	1,000	17,720
Vernon L. Irvin	14,000	131,985	5,650	113,290

Potential Payments Upon Termination or Change-in-Control

The Company has no formal severance program for its executive officers, all of whom are at-will employees. The Company generally does not enter into employment agreements with its executive officers and employment offers generally do not provide for severance or other benefits following termination. However, upon certain changes-in-control, the option vesting schedule accelerates as to 50% of any shares subject to stock options that are then unvested for officers at the level of senior vice president and above and as to 100% of any shares subject to stock options that are then unvested for the president and chief executive officer.

Assuming a change-in-control occurred on December 29, 2006, our Named Executive Officers, other than Mr. Irvin, would receive the following benefits using $24.05 as the closing share price of VeriSign common stock as of that date.

Change-in-Control Benefit Estimates as of December 29, 2006

Named Executive Officer	Value of Accelerated Vesting of Stock Option Awards
Stratton D. Sclavos	$5,145,139
Dana L. Evan	331,230
John M. Donovan	147,906
Mark D. McLaughlin	484,423
Robert J. Korzeniewski	303,735

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

	Equity Compensation Plan Information
	(A)		(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))

Equity compensation plans approved by stockholders(2)	12,771,690	(3)	$41.03	28,926,883	(4)
Equity compensation plans not approved by stockholders(5)	20,004,411	(6)	20.65	—

Total	32,776,101		$28.59	28,926,883

(1)	Excludes 2,134,467 shares subject to restricted stock units outstanding as of December 31, 2006 that were issued under the 1998 Equity Incentive Plan and 2006 Equity Incentive Plan (the “2006 Plan”).
(2)	Includes the 1998 Equity Incentive Plan, the 1998 Directors Plan (collectively, the “1998 Plans”), the 2006 Plan, and the 1998 Employee Stock Purchase Plan (the “Purchase Plan”). Effective May 27, 2006, additional equity awards under the 1998 Plans have been discontinued and new equity awards are being granted under the 2006 Plan. Remaining authorized shares under the 1998 Plans that were not subject to outstanding awards as of May 26, 2006 were canceled on May 26, 2006. The 1998 Plans will remain in effect as to outstanding equity awards granted under the plan prior to May 26, 2006.
(3)	Excludes purchase rights accruing under the Purchase Plan, which has a remaining stockholder-approved reserve of 8,398,601 shares as of December 31, 2006.

(4)	Consists of shares available for future issuance under the 2006 Plan and the Purchase Plan. As of December 31, 2006, an aggregate of 20,528,282 and 8,398,601 shares of Common Stock were available for issuance under the 2006 Plan and the Purchase Plan, respectively.
(5)	Includes the 1995 Stock Option Plan, the 1997 Stock Option Plan (the “Prior Plans”), and the 2001 Stock Incentive Plan (the “2001 Plan”). No options issued under the Prior Plans are held by any directors or executive officers. No options issued under the 2001 Plan are held by any directors or executive officers except for Messrs. Balogh, McLaughlin and Sclavos. Effective May 27, 2006, additional equity awards under the 2001 Plan have been discontinued and new equity awards are being granted under the 2006 Plan. Remaining authorized shares under the 2001 Plan that were not subject to outstanding awards as of May 26, 2006 were canceled on May 26, 2006. The 2001 Plan will remain in effect as to outstanding equity awards granted under the plan prior to May 26, 2006.
(6)	Does not include options to purchase an aggregate of 1,941,070 shares of common stock with a weighted-average exercise price of $11.75 that were assumed in business combinations. Also does not include options to purchase an aggregate of 925,000 shares of VeriSign common stock with an exercise price of $55.94 that were granted to Stratton D. Sclavos on August 1, 2001.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS

In May 2007, VeriSign’s Audit Committee approved a Policy for Entering into Transactions with Related Persons (the “Policy”) which sets forth the requirements for review, approval or ratification of transactions between VeriSign and “related persons,” as such term is defined under Item 404 of Regulation S-K.

Pursuant to the terms of the Policy, the Audit Committee shall review, approve or ratify the terms of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) VeriSign was or is to be a participant and (ii) a related person has or will have a direct or indirect interest, except transactions entered into at arms length and in the ordinary course of business where the aggregate value of the transaction is less than $120,000 (“Related Party Transaction”). In determining whether to approve or ratify a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction terms are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the materiality of the related person’s direct or indirect interest in the transaction.

Prior approval of the Audit Committee shall be required for the following Related Party Transactions:

•

Any Related Party Transaction where a related person enters into an agreement or arrangement directly with VeriSign; provided, however, certain agreements or arrangements between VeriSign and a related person concerning employment and any compensation solely resulting from the employment or concerning compensation as a member of the Board of Directors that have, in each case, been entered into or approved in accordance with policies of VeriSign shall not be subject to prior approval of the Audit Committee.

•

Any Related Party Transaction involving an indirect material interest of a related person where the terms of the agreement or arrangement are not negotiated on an arms length basis or where the Related Party Transaction is not a transaction in the ordinary course of business; provided, further, that the Audit Committee shall have the sole discretion in determining whether an indirect interest of a related person is material.

•	Any Related Party Transaction where the total contract value exceeds $1 million.

On a quarterly basis, the Audit Committee shall review and, if determined by the Audit Committee to be appropriate, ratify any Related Party Transaction not requiring prior approval of the Audit Committee pursuant to the Policy.

In the event VeriSign proposes to enter into a transaction with a related person who is a member of the Audit Committee or an immediate family member of a member of the Audit Committee, prior approval by a majority of the disinterested members of the Board of Directors shall be required and no such member of the Audit Committee for which he or she or an immediate family member is a related person shall participate in any discussion or approval of such transaction, except to provide all material information concerning the Related Party Transaction.

The following Related Party Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved exceeds $120,000:

•	Payment of compensation to officers in connection with their employment with VeriSign; provided that, such compensation has been approved in accordance with policies of VeriSign.

•	Remuneration to directors in connection with their service as a member of the Board of Directors; provided that, such remuneration has been approved in accordance with policies of VeriSign.

•	Reimbursement of expenses incurred in exercising duties as an officer or director of VeriSign provided such reimbursement has been approved in accordance with policies of VeriSign.

•

Any transaction with another company at which a related person’s only relationship is an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed $1,000,000.

•	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•	Any transaction involving a related person where the rates or charges involved are determined by competitive bids.

•

Any transaction where the related person’s interest arises solely from the ownership of VeriSign’ common stock and all holders of VeriSign’s common stock received the same benefit on a pro rata basis (e.g., dividends).

There are no transactions required to be reported under Item 404(a) of Regulation S-K where the Policy did not require review, approval or ratification, or where the Policy was not followed because the Policy was not adopted until May 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer or beneficial holder of more than 5% of the common stock of VeriSign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described below.

Reimbursement Payments to Mr. Sclavos for Use of Airplane.    The Compensation Committee has approved a policy for the reimbursement of certain expenses incurred by Stratton D. Sclavos in the operation of his private plane when used for VeriSign business. Under this policy, we will reimburse Mr. Sclavos $2,900 per flight hour up to $650,000 per year. During 2006, we reimbursed approximately $568,400 under this policy. All amounts reimbursed to Mr. Sclavos were approved by the Compensation Committee of the Board of Directors. Mr. Sclavos was President, Chief Executive Officer and Chairman of the Board of Directors until his resignation on May 27, 2007.

In April 2007, the Company’s Internal Audit Department began a review of business expenses for which senior management was reimbursed by the Company during calendar year 2006 and the first calendar quarter of 2007 and presented a preliminary report to the Audit Committee of the Board of Directors. The Audit Committee concluded that the Company erroneously reimbursed Mr. Sclavos in the amount of $32,190 for personal travel on his private plane. In June 2007, Mr. Sclavos reimbursed the Company for that amount.

The Internal Audit Department's review of senior management business expenses has not yet been completed.

Severance Arrangement with Mr. Sclavos.    On July 9, 2007, VeriSign entered into a Consulting and Separation Agreement with Mr. Sclavos in connection with his resignation on May 27, 2007. Pursuant to the terms of the agreement, Mr. Sclavos will provide consulting services to the Company for a one-year period at the rate of $5,000 per month and is prohibited from engaging in certain competitive activities or soliciting customers of the Company during such period. The Company will pay Mr. Sclavos severance of $1,969,380 within twenty-one (21) days of the effective date of the agreement and $1,969,380 on June 15, 2008, subject to his compliance with the terms of the agreement. In the event of a change-in-control of the Company, all severance payments will accelerate and become immediately due and payable.

The Company accelerated all of Mr. Sclavos’ outstanding options to purchase shares of the Company’s common stock and restricted stock units that are scheduled to vest within twenty-four (24) months after Mr. Sclavos’ resignation. Accordingly, vesting for restricted stock units with respect to approximately 156,000 shares of the Company's common stock and the following stock options were accelerated:

Grant Date	Exercise Price	Number of Shares Accelerated
10/29/2003	$15.87	86,340
11/01/2005	23.46	192,650
08/01/2006	17.94	400,813

Total:		679,803

On May 31, 2007, in anticipation of entering into this agreement, the Company paid Mr. Sclavos severance in the amount of $1,031,580 and $115,422 for all unpaid wages and unused paid time off accrued through his resignation date.

The Company will also pay Mr. Sclavos $5,459,430 within twenty-one (21) days of the effective date of the agreement in connection with an option to purchase 300,000 shares of the Company’s common stock that was previously granted to Mr. Sclavos but was erroneously deleted from the Company’s records as more fully described in the Explanatory Note appearing at the beginning of our Annual Report on Form 10-K for the year ended December 31, 2006.

With respect to an option to purchase 600,000 shares of the Company’s common stock with an exercise price of $10.08 that was previously granted to Mr. Sclavos, if the Board of Directors determines in good faith that the exercise price of such option should be increased, then the exercise price of the unexercised portion of such option will be increased and with respect to the portion of such option that may have been exercised, Mr. Sclavos agrees to repay the Company the difference between the increased exercise price and the original exercise price.

Severance Arrangement with Ms. Lin.    On February 16, 2007, VeriSign entered into a severance Agreement with Judy Lin (“Lin Severance Agreement”), the former Executive Vice President and General Manager, Security Services, pursuant to which the Company agreed to pay Ms. Lin a severance payment in the total amount of $571,200, of which $382,704 was paid in 2007, and the balance is payable on the one year anniversary of the termination of her employment, subject to Ms. Lin’s compliance with nonsolicitation and noncompetition provisions. In March 2007, VeriSign also paid Ms. Lin $214,200, representing her bonus for services performed for VeriSign in 2006. VeriSign also made payments to Ms. Lin for her COBRA and life insurance premiums and provided certain administrative and other support as forth in the Lin Severance Agreement. Upon termination of Ms. Lin’s employment with VeriSign, VeriSign accelerated vesting of 19,719 of Ms. Lin’s then unvested stock options to purchase shares of VeriSign common stock for which the fair market value is greater than the exercise price of her employment on the termination date. Also upon termination of Ms. Lin’s employment, VeriSign accelerated vesting of 4,250 of her then unvested restricted stock units of VeriSign common stock.

Severance Arrangement with Mr. Irvin.    On October 31, 2006, VeriSign entered into a Severance and General Release Agreement (the “Irvin Agreement”) with Vernon L. Irvin, the former Executive Vice President and General Manager, Communications Services, pursuant to which the Company agreed to pay Mr. Irvin a severance payment in the total amount of $683,520, of which $457,958 was paid in 2006 and the other $225,562 will be paid on the one year anniversary of the termination of his employment, subject to Mr. Irvin’s compliance with non-solicitation and non-competition provisions. In March 2007, VeriSign also paid Mr. Irvin $179,424, representing his bonus for services performed for VeriSign in 2006. VeriSign also made payments to Mr. Irvin for his COBRA and life insurance premiums and provided certain administrative and other support as set forth in the Irvin Agreement. Upon termination of Mr. Irvin’s employment with VeriSign, VeriSign accelerated vesting of 22,781 of Mr. Irvin’s then unvested stock options to purchase shares of VeriSign common stock for which the fair market value is greater than the exercise price of his employment on the termination date. Also upon termination of Mr. Irvin’s employment, VeriSign accelerated vesting of 4,450 of his then unvested restricted stock units of VeriSign common stock.

Payments to Mr. Donovan.    In 2007, John Donovan received a bonus payment of $24,000 in connection with his service as Chief Executive Officer of inCode during 2006. In addition, in 2006, VeriSign paid Mr. Donovan $5,000,000 pursuant to the terms of an inCode Management Retention Plan. Mr. Donovan’s offer of employment provides for reimbursement of relocation expenses up to $1,500,000 in connection with his relocation to California. In February 2007, we reimbursed Mr. Donovan $1,366,827 in connection with his relocation. Mr. Donovan is our Executive Vice President, Worldwide Sales and Services.

Transactions with U.S. Bancorp.    We have entered into agreements with U.S. Bancorp and its affiliates (collectively “U.S. Bank”) pursuant to which we provide various services to U.S. Bank. William L. Chenevich is a member of our Board of Directors and the Vice Chairman of Technology and Operations for U.S. Bancorp. In 2006, the value of such transactions was $2,008,348, which was comprised mostly of professional consulting services, and in 2007, the value of such transactions was approximately $1,174,131, which includes $752,893 for professional consulting services and $421,238 for security services. We have also entered into agreements pursuant to which we purchase various products and services from U.S. Bank; however, the amounts are not material. In addition, U.S. Bank is a lender under a $500 million senior unsecured revolving credit facility (the “Facility”), under which VeriSign, or certain designated subsidiaries may be borrowers. The Facility is more fully described in Note 10, “Credit Facility,” of our condensed consolidated financial statements set forth in VeriSign’s Annual Report on Form 10-K for the year ended December 31, 2006. The portion of interest and fees paid by us under the Facility that was attributable to U.S. Bank was $299,100 in 2006 and $113,800 in 2007.

Transactions with Williams-Sonoma, Inc.    We have entered into agreements with Williams-Sonoma, Inc. (“Williams-Sonoma”) pursuant to which we provide various services to Williams-Sonoma. Edward A. Mueller is a member of our Board of Directors and was the Chief Executive Officer of Williams-Sonoma, Inc. until July 2006. In 2006, the value of such transactions was $134,422.

Transactions with Sprint Nextel.    We have entered into agreements with Sprint Nextel Corporation and its affiliates (collectively, “Sprint Nextel”) pursuant to which we provide various services to Sprint Nextel. In 2006, the value of such transactions was $83,691,659, which includes approximately $42.3 million for billing, commerce and communications services, approximately $38.9 million for content services, approximately $2.2 million for professional consulting services, and approximately $300,000 for security services. We have also entered into agreements pursuant to which we purchase various communications related products and services from Sprint Nextel. In 2006, we paid Sprint Nextel $13,402,875 in connection with such agreements. Len J. Lauer was a member of our Board of Directors until his resignation on July 31, 2006 and the Chief Operating Officer of Sprint Nextel Corporation through August 2006.

Director and Officer Indemnification Agreements.    We have entered into indemnity agreements with certain of officers, executive officers and directors which provide, among other things, that we will indemnify such officers and directors, under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party to by reason of his or her position as a director, officer or other agent of VeriSign, and otherwise to the full extent permitted under Delaware law and our bylaws.

Acceleration of Equity Award Vesting in the Event of a Change-in-Control.    Options generally vest at the rate of 25% of the shares subject to the option on the first anniversary of the date of the grant and thereafter with respect to 6.25% each quarter. However, upon certain changes-in-control, the vesting schedule accelerates as to 50% of any shares subject to stock options that are then unvested for officers at the level of senior vice president and above and as to 100% of any shares subject to stock options that are then unvested for the president and chief executive officer. In addition, upon a change-in-control, the vesting schedule for equity awards accelerates as to 100% of any unvested awards for all non-employee directors.

OTHER INFORMATION

Stockholder Proposals for the 2008 Annual Meeting of Stockholders

Proposals of stockholders intended to be presented at our 2008 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by us at our principal executive offices no later than 120 calendar days before the one year anniversary of the date of this proxy statement, or March 29, 2008.

In accordance with our bylaws, we have established an advance notice procedure for stockholder proposals not included in our proxy statement to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made:

•	pursuant to VeriSign’s notice of such meeting;

•	by or at the direction of the Board of Directors; or

•	by any stockholder of the corporation who was a stockholder of record at the time of giving notice who is entitled to vote at such meeting and complies with the notice procedures set forth below.

The only business that will be conducted at an annual meeting of our stockholders is business that is brought before the meeting by or at the direction of the chairperson of the meeting or by any stockholder entitled to vote who has delivered timely written notice to the Secretary of VeriSign sixty days or no more than ninety days prior to the first anniversary of this year’s annual meeting. In the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth day prior to the annual meeting and not later than the close of business on the later of the sixtieth day prior to the annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by us. The stockholder’s notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If a stockholder who has notified us of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, we need not present the proposal for a vote at the meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the SEC. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of VeriSign and is also available at our website at http://www.verisign.com/verisign-inc/vrsn-investors/Corporate_Governance/index.html. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to the Secretary of VeriSign at our principal executive offices at 487 East Middlefield Road, Mountain View, California 94043-4047.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and other senior accounting officers. The “Code of Ethics for the Chief Executive Officer and Senior Financial Officers” is located on our website at http://investor.verisign.com/documents2.cfm. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address and location specified above.

Other Business

The Board of Directors does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope or complete the proxy electronically or by phone as described on the proxy card and under “Internet and Telephone Voting” in this proxy statement so that your shares may be represented at the Meeting.

Communicating With VeriSign

We have from time-to-time received calls from stockholders inquiring about the available means of communication with VeriSign. We thought that it would be helpful to describe these arrangements which are available for your use.

•	If you would like to receive information about VeriSign, you may use one of these convenient methods:

1.	To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please call our Investor Relations Department at (866) 447-8776 (4IR-VRSN).

2.	To view our home page on the Internet, use our Internet address: www.verisign.com. Our home page gives you access to product, marketing and financial data, and an on-line version of this proxy statement, our Annual Report on Form 10-K and other filings with the SEC.

•	If you would like to write to us, please send your correspondence to the following address:

VeriSign, Inc.
Attention: Investor Relations
487 East Middlefield Road
Mountain View, CA 94043-4047

•

If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Mellon Investor Services LLC at (800) 356-2017. Foreign stockholders please call (201) 680-6578. You may also visit their web site at www.melloninvestor.com for step-by-step transfer instructions.

APPENDIX A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERISIGN, INC.

a Delaware corporation

ONE:    The name of the corporation is VeriSign, Inc. (hereinafter sometimes referred to as the “Corporation”).

TWO:    The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The registered agent in charge thereof is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THREE:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOUR: A.    The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion Five Million (1,005,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, $0.001 par value per share, and Five Million (5,000,000) shares shall be Preferred Stock, $0.001 par value per share.

B.    The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

FIVE:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Fourth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.    Special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chief Executive Officer or the President.

SIX: A.    The ~~directors~~,term of office of each director who is in office immediately prior to the closing of the polls for the election of directors at the 2007 Annual Meeting of Stockholders shall remain unchanged. Other than those who may be elected by the holders of Preferred Stock under specified circumstances, ~~shall be divided into three classes with the terms of office of the first class (Class I) to expire at the annual meeting of the stockholders held in 1988; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 1999; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2000; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors~~commencing with the 2007 Annual Meeting of Stockholders, each director whose term of office expires immediately prior to the closing of the polls for the election of directors at the 2007 Annual Meeting of Stockholders or whose term of office expires thereafter shall be subject to election annually at the annual meeting of stockholders and each director shall hold office until the ~~expiration of the term for which elected, and until their respective successors are elected~~next succeeding annual meeting of stockholders and until such director’s successor is elected and qualified, except in the case of the death, resignation or removal of any director.

B.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled (a) by the stockholders at any meeting, (b) by a majority of the directors, although less than a quorum, or (c) by a sole remaining director, and directors so chosen shall hold office for a term expiring at the nextannual meeting of stockholders at which the term of office of the classto which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SEVEN:    The Corporation shall have a perpetual existence.

EIGHT: A. Exculpation.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or authorize, with approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B. Indemnification.    To the extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders, and others.

C. Effect of Repeal or Modification.    Any repeal or modification of any of the foregoing provisions of this Article Eight shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

*    *    *    *    *    *    *    *

IN WITNESS WHEREOF, the Fourth Amended and Restated Certificate of Incorporation of VeriSign, Inc. has been signed and attested this      day of                     .

William A. Roper, Jr.,
President and Chief Executive Officer

Attest:

Richard H. Goshorn,
Senior Vice President,
General Counsel and Secretary

APPENDIX B

Verisign, Inc.

2007 Employee Stock Purchase Plan

As Adopted August     , 2007

1.  ESTABLISHMENT OF PLAN.    VeriSign, Inc. (the “Company”) proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” (collectively, “Participating Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 6,000,000 shares of the Company’s Common Stock is reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2.  PURPOSE.    The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3.  ADMINISTRATION.    This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4.  ELIGIBILITY.    Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a)  employees who are not employed by the Company or Participating Subsidiaries ten (10) days before the beginning of such Offering Period;

(b)  employees who are customarily employed for twenty (20) hours or less per week;

(c)  employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and

(d)  individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5.  OFFERING PERIODS.    The offering periods of this Plan (each, an “Offering Period”) shall be of twenty-four (24) months duration commencing on February 1 and August 1 of each year and ending on January 31 and July 31 of each year; provided, however, that the first such Offering Period shall commence on August 1, 2007 (the “First Offering Date”) and shall end on July 31, 2009. Each Offering Period shall consist of four (4) six-month purchase periods (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. Unless determined otherwise by the Committee with respect to a particular Offering Period, each Purchase Period shall run from February 1 or August 1 to the next succeeding July 31 or January 31 as the case may be. If the Committee determines that purchases shall not be made on a Purchase Date, then the Committee may, but need not, modify the length of subsequent Purchase Periods and/or add additional Purchase Periods as it may determine in its discretion. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the “Purchase Date”. The Committee shall have the power to change the duration of Offering Periods or Purchase Periods as it may deem necessary or desirable in its sole discretion.

6.  PARTICIPATION IN THIS PLAN.    Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement in the form specified by the Company not later than such Offering Date unless a later time for filing the subscription agreement authorizing payroll deductions is set by the Committee for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period and shall only be permitted to participate in any subsequent Offering Period by delivering such a subscription agreement not later than the Offering Date of such subsequent Offering Period. Notwithstanding the foregoing, participants in any offering period under the Company’s 1998 Employee Stock Purchase Plan (the “1998 Plan”) shall, on termination of such offering period under the 1998 Plan (including for this purpose, a termination due to the operation of Section 11(c) of the 1998 Plan), automatically be enrolled in the first Offering Period to commence thereafter at the same contribution levels as respectively last elected under the 1998 Plan. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

7.  GRANT OF OPTION ON ENROLLMENT.    Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock), provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (a) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or (b) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 hereof.

8.  PURCHASE PRICE.    The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)  The Fair Market Value on the Offering Date; or

(b)  The Fair Market Value on the Purchase Date.

For purposes of this Plan, the term “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(i)  if such Common Stock is publicly traded and is then listed on a national securities exchange (for example, the Nasdaq Global Market), its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(ii)  if such Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(iii)  if none of the foregoing is applicable, by the Board in good faith.

9.  PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.

(a)  The purchase price of the shares may be accumulated by regular payroll deductions made during each Offering Period or, when authorized by the Committee, the purchase price of the shares may be paid by a lump sum payment. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments not less than two percent (2%) nor greater than twenty-five percent (25%) or such higher or lower limit set by the Committee. Compensation shall mean base salary, commissions, bonuses, incentive compensation and shift premiums; provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b)  A participant may decrease or increase the rate of payroll deductions during an Offering Period by delivering a new authorization for payroll deductions, in the form specified by the Company, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than two (2) changes may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by delivering a new authorization, in the form specified by the Company, for payroll deductions not later than fifteen (15) days before the beginning of such Offering Period.

(c)  All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(d)  On each Purchase Date of an Offering Period, so long as this Plan remains in effect, and provided that the participant has not withdrawn from that Offering Period, then unless the Committee has previously notified participants that no purchase of Common Stock shall occur on such Purchase Date, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(e)  As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option.

(f)  During a participant’s lifetime, such participant’s option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10. LIMITATIONS ON SHARES TO BE PURCHASED.

(a)  No participant shall be entitled to accrue the right to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b)  If the Fair Market Value of a share on a Purchase Date is less than half of eighty-five percent (85%) of the Fair Market Value of a share on the Offering Date then the maximum number of shares that may be purchased by any employee on such Purchase Date shall not exceed the number (the “Maximum Share Amount”) obtained by dividing eighty-five percent (85%) of the Fair Market Value of a share on the Offering Date into fifty percent (50%) of such participant’s eligible compensation to be paid during the Offering Period (as determined on the Offering Date). Prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a new maximum number of shares which may be purchased by any employee at any single Purchase Date and such number shall be the Maximum Share Amount for all Offering Periods to which it is to apply.

(c)  No participant shall be entitled to purchase shares on a Purchase Date if the Committee determines there shall be no purchase of shares on such Purchase Date (whether due to the requirements of Section 23 of the Plan or as the Committee may otherwise deem necessary or desirable). If the Committee makes such a determination, then contributions accumulated during the Purchase Period ending on such Purchase Date shall be refunded (without interest unless otherwise determined by the Committee) to participants, but such participants, notwithstanding the provisions of Section 11(b), shall continue to be participants in the Offering Period of which such Purchase Period is a part unless the automatic enrollment provisions of Section 11(c) are otherwise applicable.

(d)  If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected thereby.

(e)  Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest unless otherwise determined by the Committee.

11.  WITHDRAWAL.

(a)  Each participant may withdraw from an Offering Period under this Plan by signing and delivering a written notice to that effect on a form specified by the Company. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

(b)  Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.

(c)  If the purchase price on the first day of any current Offering Period in which a participant is enrolled is higher than the purchase price on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Except with respect to the first Offering Period, any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period. With respect to the first Offering Period, any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date next following the first day of such subsequent Offering Period. A participant does not need to file any forms with the Company to automatically be enrolled in the subsequent Offering Period

12.  TERMINATION OF EMPLOYMENT.    Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13.  RETURN OF PAYROLL DEDUCTIONS.    In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

14. CAPITAL CHANGES.

(a)  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)  In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan shall continue for all Offering Periods which began prior to the transaction and shares will be purchased based on the fair market value of the surviving corporation’s stock on each Purchase Date (taking into account the exchange ratio, where necessary).

(c)  The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

15. NONASSIGNABILITY.    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. REPORTS.    Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

17. NOTICE OF DISPOSITION.    Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18.  NO RIGHTS TO CONTINUED EMPLOYMENT.    Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

19.  EQUAL RIGHTS AND PRIVILEGES.    All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20.  NOTICES.    All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.  TERM; STOCKHOLDER APPROVAL.    After this Plan is adopted by the Board, this Plan will become effective on the date that is the First Offering Date (as defined above). This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board.

22.  DESIGNATION OF BENEFICIARY.

(a)  A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of an Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b)  Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23.  CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.  APPLICABLE LAW.    The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25.  AMENDMENT OR TERMINATION OF THIS PLAN.    The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 hereof within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

(a)   increase the number of shares that may be issued under this Plan; or

(b)  change the designation of the employees (or class of employees) eligible for participation in this Plan.

The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposals 2, 3 and 4.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of Directors			FOR	AGAINST	ABSTAIN

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2. Proposal to approve the Fourth Amended and Restated Certificate of Incorporation of VeriSign, Inc. to eliminate our classified Board structure and provide for the annual election of directors.	☐	☐	☐
☐	☐		FOR	AGAINST	ABSTAIN
		3. Proposal to approve our 2007 Employee Stock Purchase Plan.	☐	☐	☐

			FOR	AGAINST	ABSTAIN
Nominees: 01 D. James Bidzos 02 William L. Chenevich 03 Louis A. Simpson		4. Proposal to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2007.	☐	☐	☐

To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.		In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any continuations or adjournments thereof.

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

Signature	Signature	Date	,	2007

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/vrsn		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

VeriSign, Inc.

487 East Middlefield Road, Mountain View, California 94043-4047

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Roper, Jr. and Richard H. Goshorn, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock, $0.001 par value, of VeriSign, Inc. (the “Company”) held of record by the undersigned on July 13, 2007, at the 2007 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on August 30, 2007, and at any continuations or adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any continuations or adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees and FOR Proposals 2, 3 and 4 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE
SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE